EXHIBIT 10.19
SERVICES AGREEMENT
     This Services Agreement (this “Agreement”) is made and entered into as of June 12, 2008 (the “Effective Date”), by and between Yahoo! Inc., a Delaware corporation (“Yahoo! Inc.”), and Google Inc., a Delaware corporation (“Google Inc.”). Yahoo! Inc. and Google Inc. are each a “Party” and are together referred to as the “Parties.”
RECITALS
     WHEREAS, Google operates web sites and provides certain monetization services to companies that publish and provide web sites and other interactive services;
     WHEREAS, Yahoo! operates web sites and applications on its own behalf and on behalf of third-parties, all on a variety of platforms throughout the world; and
     WHEREAS, Yahoo! desires to obtain the right to utilize Google’s monetization services in connection with certain web sites and Google desires to make these services available to Yahoo!.
     NOW, THEREFORE, in consideration of the promises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
AGREEMENT
1. DEFINITIONS
     1.1 “Ad Attributes” are those attributes of an AFS Ad that [*]. Unless otherwise agreed to by Google, these attributes are [*].
     1.2 [*].
     1.3 [*].
     1.4 [*].
     1.5 “Additional Reporting Tools” has the meaning given in Section 6.4.1 (Reporting Received by Yahoo!).
     1.6 [*].
     1.7 [*].

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.8 “Ads” or “Advertising Results” means advertisements, including all of the content in, or delivered with, such advertisements for display to End Users, provided by Google to Yahoo! through the Services under this Agreement.
     1.9 “AFC Ads” means the advertisements, including all of the content in, or delivered with, such advertisements for display to End Users, provided by Google to Yahoo! through the AFC Service under this Agreement.
     1.10 “AFC Protocol” means the protocol provided by Google to Yahoo! for accessing the AFC Services, as such protocol may be updated by Google from time to time.
     1.11 “AFC Request” means a request sent to Google by Yahoo! for advertisements from Google’s AFC Service.
     1.12 “AFC Results Set” means the set of AFC Ads transmitted by Google to Yahoo! in response to an AFC Request.
     1.13 “AFC Service” means Google’s AdSense for Content service or any successor service thereto, [*].
     1.14 “Affiliate” means, with respect to a Party, any entity that, at a given time during the Term, directly or indirectly controls, is controlled by or is under common control with, such Party, provided that, in no event shall an entity be considered to be an Affiliate of Yahoo! under this Agreement if the Specified Party identified in Section 1.89(b) is or becomes the beneficial owner of securities representing more than 15% of the total voting power represented by that entity’s then outstanding voting securities. For the purposes of this Section 1.14, an entity will be deemed to “control” another entity when it, directly or indirectly, holds securities of such entity representing more than 50% of the combined voting power of the entity’s then outstanding securities entitled to vote generally in the election of directors.
     1.15 “AFS Ads” means the advertisements, including all of the content in, or delivered with, such advertisements for display to End Users, provided by Google to Yahoo! through the AFS Service under this Agreement.
     1.16 “AFS Client Application” means a Client Application that accesses the AFS Services.
     1.17 “AFS Protocol” means the protocol provided by Google to Yahoo! for accessing the AFS Services, as such protocol may be updated by Google from time to time.
     1.18 “AFS Query” means a query sent to Google by Yahoo! for advertisements from Google’s AFS Service.
     1.19 “AFS Results Set” means the set of AFS Ads transmitted by Google to Yahoo! in response to an AFS Query.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.20 “AFS Service” means Google’s AdSense for Search service or any successor service thereto, [*].
     1.21 [*].
     1.22 “Base Revenues” means Gross Revenues from all Yahoo! Properties [*].
     1.23 “Beta Feature” means those features of the Services that are identified by Google as (a) beta or (b) unsupported in Google’s then-current Documentation.
     1.24 “Brand Features” means the trade names, trademarks, service marks, logos, domain names, and trade dress of each Party.
     1.25 “Business Day” means Monday through Friday, except for United States federal holidays.
     1.26 [*].
     1.27 “Channel ID” means a unique alphanumeric code or other designation or identifier that is provided to Yahoo! by Google to be used by Yahoo! as a Channel ID in accordance with the Documentation.
     1.28 “CIC Agreement” has the meaning given in Section 13.4.1.
     1.29 “CIC Termination Period” has the meaning given in Section 13.4.1.
     1.30 “Client Application” means any application, plug-in, or other executable code that runs as a computer program on a user’s computer; examples of Client Applications include those that provide instant messaging, chat, email, data, file viewing, media playing, file sharing, games, internet navigation, search and other services. For the avoidance of doubt, “Client Application” does not include functionality to the extent incorporated into a web site such as instant messaging, chat, email, media-playing, gaming, search and other functionality so long as such application typically loads with the rest of the page and only persists while the web page is open in the user’s browser, excluding elements of the page stored in the browser’s cache.
     1.31 “Client ID” means a unique alphanumeric code or other designation or identifier that is provided to Yahoo! by Google to be used by Yahoo! as a Client ID in accordance with the Documentation.
     1.32 [*].
     1.33 “Comparable Ads” means advertisements which are substantially similar to those provided in connection with the Services.
     1.34 “Confidential Information” has the meaning given in Section 14.1 (Confidentiality).

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.35 “CPM” means revenue per thousand queries.
     1.36 [*].
     1.37 [*].
     1.38 [*].
     1.39 [*].
     1.40 [*].
     1.41 “Data” has the meaning given in Section 6.1 (Terminology).
     1.42 “Destination Page” means the web page impression that is displayed when an End User clicks on an Advertising Result.
     1.43 “Disclosing Party” has the meaning given in Section 14.1 (Confidentiality).
     1.44 “Documentation” means all manuals, training materials, guides, specifications, and other similar materials that are related to the Services and that are made generally available by Google to Google Partners.
     1.45 “End Users” means individual, human end users who visit or use a Property or AFS Client Application.
     1.46 [*].
     1.47 “Fraudulent Act” has the meaning given in Section 2.21.1(j).
     1.48 [*].
     1.49 “Google” means Google Inc., together with all Affiliates that Google delegates its performance to, or exercise its rights through, under this Agreement (for so long as such entities remain Affiliates of Google).
     1.50 “Google Administration Console” means Google’s online advertising reporting tool for the Services currently located at http://console.Google.com, or such other URL as may be updated by Google from time to time.
     1.51 “Google Materials” means the [*].
     1.52 “Google Partner” means a third-party that has entered into an arrangement or agreement with Google to receive the AFS Services and/or AFC Services (excluding Google’s online, self-service program).

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.53 “Google Property” means any web site that is controlled and operated by Google during the Term.
     1.54 “Google Protocols” means the AFS Protocol and the AFC Protocol.
     1.55 [*].
     1.56 “Governmental Authority” means any government, governmental authority, court, governmental tribunal, governmental agency, governmental bureau or other governmental regulatory, administrative or judicial agency, governmental commission or organization, and any subdivision, branch or department of any of the foregoing.
     1.57 “Gross Revenues” means all revenues that are recognized (in accordance with U.S. GAAP) by Google from the display of Ads on the Properties during the Term in accordance with the requirements of this Agreement. For the avoidance of doubt, such revenues include [*]. Google will recognize all revenues in connection with Ads in the calendar month during which the Ads are displayed. [*].
     1.58 “Initial Platform” means the World Wide Web, excluding [*].
     1.59 “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, moral rights law, trade secret law, trademark law, whether registered or unregistered, and any and all other similar proprietary rights, as well as any and all applications, renewals, extensions, divisionals, continuations, restorations and re-instatements thereof, now or hereafter in force and effect worldwide.
     1.60 “Laws” means any federal, state, provincial, county, municipal or other local laws, rules, regulations, ordinances or judicial decisions enacted or issued by a court or other Governmental Authority of any country, state, province, county, city or other municipality.
     1.61 “Link Units” means text provided by Google to Yahoo! through Google’s AFC Service.
     1.62 [*].
     1.63 [*].
     1.64 [*].
     1.65 [*].
     1.66 [*].
     1.67 [*].
     1.68 “Officer” means, with respect to Yahoo!, an executive officer, corporate officer or operation officer as described in Yahoo!’s then most recent annual report, and with respect to

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Google, a member of its Executive Management Group as described on the Google.com web site or such other equivalent group if no longer designated on the Google.com web site.
     1.69 [*].
     1.70 “Organic Balance” means that [*].
     1.71 “Organic Threshold” means (a) [*]% (from the first day of the first month following the Effective Date (“Initial Organic Threshold Date”) through the day prior to the third anniversary of the Initial Organic Threshold Date), (b) [*]% (from the third anniversary of the Initial Organic Threshold Date through the day prior to the seventh anniversary of the Initial Organic Threshold Date), or (c) [*]% (from the eighth anniversary of the Initial Organic Threshold Date through the end of the Term), of Base Revenues.
     1.72 “Parked Domains” means domains that are (a) under-developed, (b) primarily used to serve advertisements and (c) commonly referred to as parked domains.
     1.73 [*].
     1.74 [*].
     1.75 [*].
     1.76 “Property” means a Yahoo! Property or a Yahoo! Partner Property.
     1.77 “Prospective Yahoo! Partner Property” means a web site that, as of the Effective Date, (a) is controlled and owned by a Yahoo! Partner or its Affiliate subject to Section 2.4.4; (b) is entitled to display Comparable Ads from Yahoo! under an agreement between Yahoo! and the Yahoo! Partner; and (c) is listed as a Prospective Yahoo! Partner Property in Exhibit C. Prospective Yahoo! Partner Properties do not include web sites from Yahoo!’s online, self-service programs (e.g., “YPNO”).
     1.78 “Quality Adjustments” has the meaning given in Section 2.15 (Quality Adjustments).
     1.79 “Query” means an AFS Query or AFC Request.
     1.80 “Receiving Party” has the meaning given in Section 14.1 (Confidentiality).
     1.81 “Reporting Tools” means the Google Administration Console and the Additional Reporting Tools.
     1.82 “Results Page” means a web page on which Advertising Results are displayed.
     1.83 “Results Set” means an AFC Results Set or an AFS Results Set.
     1.84 “RPM” means Gross Revenues per 1,000 Queries.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

     1.85 “Services” means the AFS Services and the AFC Services provided by or on behalf of Google to Yahoo! pursuant to this Agreement.
     1.86 [*].
     1.87 “SLA” means the Service Level Agreement attached as Exhibit D.
     1.88 “Slot” means the position of an Ad in an AFS Results Set.
     1.89 “Specified Parties” means (a) News Corporation (it being understood that News Corporation will be deemed to beneficially own any securities beneficially owned by its direct or indirect subsidiaries and Affiliates) and its direct or indirect subsidiaries and Affiliates and Time Warner Inc. (it being understood that Time Warner Inc. will be deemed to beneficially own any securities beneficially owned by its direct or indirect subsidiaries and Affiliates) and its direct or indirect subsidiaries and Affiliates and (b) Microsoft Corporation (it being understood that Microsoft Corporation will be deemed to beneficially own any securities beneficially owned by its direct or indirect subsidiaries and Affiliates) and its direct or indirect subsidiaries and Affiliates. If any of the foregoing entities’ (in either clause (a) or clause (b) above) divisions, business lines or units that, individually, generate annual gross revenues from Internet advertising or the provision of services on the Internet in excess of $500 million ever subsequently becomes part of or affiliated with another “person” as a result of such other person becoming a “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) directly or indirectly of a majority interest in such division, business line or unit, then such person and its direct and indirect subsidiaries and Affiliates shall also be deemed to be a Specified Party for so long as such person beneficially owns directly or indirectly such controlling interest (it being understood that such person will be deemed to beneficially own any securities beneficially owned by its direct or indirect subsidiaries and Affiliates). As used in this definition, person means a natural person, company, partnership or other legal entity and all persons, if any, acting in concert with such person for purposes of the beneficial ownership described herein.
     1.90 “Supported Features” means features or functionality of the Services that are not Beta Features.
     1.91 “Term” has the meaning given in Section 13.1 (Term).
     1.92 “Territory” means the U.S. and Canada.
     1.93 [*].
     1.94 [*].
     1.95 [*].
     1.96 “Valid IP Addresses” means those Internet protocol addresses provided by Yahoo! and approved by Google prior to implementation of the applicable Services. The list of

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Valid IP Addresses may be modified by Yahoo! upon [*] hours notice to Google via the Google Administration Console.
     1.97 “Yahoo!” means Yahoo! Inc. together with all Affiliates that Yahoo! delegates its performance to, or exercises its rights through under this Agreement (for so long as such entities remain Affiliates of Yahoo!).
     1.98 “Yahoo! Acquired Property” means a web site in the Territory acquired by Yahoo! during the Term and added to this Agreement pursuant to written notice from Yahoo! to Google. [*]. For the avoidance of doubt, rebranding or relaunching a Yahoo! Acquired Property does not make it a Yahoo! New Property.
     1.99 “Yahoo! New Property” means a web site owned by Yahoo! and developed and launched by or on behalf of Yahoo! during the Term.
     1.100 “Yahoo! Partner” means a third-party (other than the entities included in subsection (b) of Section 1.89, unless otherwise agreed to by Google) that has entered into an agreement with Yahoo! prior to the Effective Date for the provision of Comparable Ads and that is listed in Exhibit C.
     1.101 “Yahoo! Partner Future Property” means a web site (a) acquired by a Yahoo! Partner during the Term or (b) developed and launched by or on behalf of such Yahoo! Partner during the Term.
     1.102 “Yahoo! Partner Property” means any Prospective Yahoo! Partner Property and Yahoo! Partner Future Property that is approved by Google in writing in accordance with Section 2.4 (Yahoo! Partner Properties) and otherwise complies with the terms of Exhibit B.
     1.103 “Yahoo! Pre-Existing Property” means a web site located at a URL listed in Exhibit E.
     1.104 “Yahoo! Property” means a Yahoo! Pre-Existing Property, a Yahoo! New Property or a Yahoo! Acquired Property.
     1.105 “YAP Gross Revenues” means Gross Revenues from Yahoo! Acquired Properties excluding [*].
2. GOOGLE SERVICES
     2.1 AFS Services.
          2.1.1 Scope of AFS Services. During the Term and subject to the terms and conditions of this Agreement, Google will provide Yahoo! with AFS Ads through its AFS Service for display on the Properties on the Initial Platforms in the Territory (regardless of where End Users are located).

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

          2.1.2 Implementation of AFS Services. Unless (and then only to the extent) otherwise agreed to by Google in writing, if Yahoo! implements AFS Services, Yahoo! will implement them in a manner that: (a) conforms to Google’s brand treatment guidelines for AFS Services in Exhibit F (provided that (i) upon Google’s prior written consent, Yahoo! may, but will not be required to, include Google Brand Features in implementing the AFS Services on the Properties; (ii) [*]; and (iv) to the extent of any conflict between the brand treatment guidelines and this Agreement, this Agreement will control); and (b) otherwise complies with the technical requirements for implementation provided by Google from time to time, including those instructions contained in the Documentation pertaining to the AFS Protocol. Exhibit G contains representative screenshots depicting the appearance of the AFS Service on a Yahoo! Property. [*].
          2.1.3 AFS Queries. Unless (and then only to the extent) otherwise approved by Google in writing: (a) AFS Queries sent to Google for processing under the AFS Service may be initiated only by (i) End Users entering text into search boxes on the Properties and AFS Client Applications as provided herein, or (ii) [*]; and (b) AFS Queries that are generated on the Properties and AFS Client Applications and sent by Yahoo! to Google for processing under the AFS Service in accordance with Google’s technical requirements, will be sent by Yahoo! to Google without editing, truncating, appending terms to or otherwise modifying the AFS Queries either individually or in the aggregate. Notwithstanding anything to the contrary in the Agreement, Google will have no obligation to process AFS Queries that are not sent in compliance with the requirements of this Agreement.
          2.1.4 [*].
     (a) [*].
     (b) Client IDs. Yahoo! must assign a separate Client ID to each category of [*].
     (c) [*].
          2.1.5 Operation of AFS Services. Yahoo! will ensure that each AFS Query will: (a) be from a range of Valid IP Addresses approved by Google for the AFS Services; (b) contain a Client ID for the AFS Services approved by Google; (c) [*]; and (d) request no fewer than [*] AFS Ads. Upon Google’s receipt of an AFS Query as described above, Google will transmit an AFS Results Set, if available, via Google’s network interface in accordance with the AFS Protocol. Google will include in each AFS Results Set, either (x) the number of AFS Ads requested by Yahoo! to the extent available (which AFS Ads will be related to the AFS Query) or (y) if no such AFS Ads are available, a response that indicates that no AFS Ads are available.
          2.1.6 Client Applications. Yahoo! may provide Google with a list of AFS Client Applications within [*] days of the Effective Date. This list may be updated from time to time by Yahoo! upon written notice to Google. Each AFS Client Application will be allowed to send AFS Queries to resolve to Results Pages on the Properties, subject to the following requirements: (a) Yahoo! and each AFS Client Application must comply with Google’s Client

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Application Guidelines, the current form of which is attached as Exhibit H (“Application Guidelines”), as updated by Google from time to time; (b) Yahoo! is responsible for ensuring that each AFS Client Application complies with the Application Guidelines; and (c) Yahoo! must have the ability to enforce the requirements of the Application Guidelines with respect to each AFS Client Application. Yahoo! will promptly notify Google in writing when Yahoo! becomes aware of any breach of a requirement of the Application Guidelines by Yahoo! or a Partner.
          2.1.7 [*].
     (a) [*].
     (1) [*].
     (2) [*].
     (b) [*].
     (c) [*].
     (d) [*].
     (e) [*].
     (f) [*].
     (g) [*].
     2.2 AFC Services.
          2.2.1 Scope of AdSense for Content Services. During the Term and subject to the terms and conditions of this Agreement, Google will provide Yahoo! with AFC Ads and Link Units through its AFC Service for the Properties on the Initial Platforms in the Territory (regardless of where End Users are located). AFC Ads may not appear on search results pages (other than search results pages on which AFS Ads are not permitted to be served under this Agreement); registration pages (i.e., pages whose primary purpose is to enable users to provide or review registration information), “thank you” pages, error pages, e-mail pages or chat pages, or pages without a substantial purpose other than displaying advertising. Notwithstanding the foregoing prohibition, the Parties shall discuss in good faith (taking into account privacy concerns) allowing Yahoo! to implement the AFC Service on Yahoo!’s [*] within a reasonable period of time. AFC Ads also may not appear on pages that contain the following types of content: pornographic, obscene or excessively profane content or content intended to advocate or advance computer hacking or cracking, gambling, activity that violates applicable Laws of the geographic region in which the applicable Property is located or primarily directed, drug paraphernalia, hate, violence or racial or ethnic intolerance; provided that Yahoo! will not be in breach of the foregoing prohibition if such content is news-related or is user-generated (in which event Yahoo! will use commercially reasonable efforts to remove AFC Ads from such pages or remove such content promptly). Google may update the preceding list of prohibited types of

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions content on [*] days prior written notice to Yahoo! from time to time during the Term pursuant to Section 2.19 (Guidelines and Updates).
          2.2.2 Implementation of AFC Services. Unless (and then only to the extent) otherwise agreed to by Google in writing, if Yahoo! implements AFC Services, Yahoo! will implement them in a manner that: (a) conforms to Google’s brand treatment guidelines for AFC Services in Exhibit I (provided that (i) upon Google’s prior written consent, Yahoo! may, but will not be required to, include Google Brand Features in implementing the AFC Services on the Properties; (ii) the [*]; and (iii) to the extent of any conflict between the brand treatment guidelines and this Agreement, this Agreement will control); and (b) otherwise complies with the technical requirements provided by Google from time to time, including those instructions contained in the Documentation pertaining to the AFC Protocol. Exhibit J contains representative screenshots depicting the appearance of the AFC Service on a Yahoo! Property. [*].
          2.2.3 Client-Side Implementation. Yahoo! will ensure that each AFC Request will contain an AFC Client ID. Upon Google’s receipt of an AFC Request, Google will transmit, via Google’s network interface and in accordance with the AFC Protocol an AFC Results Set containing (a) the number of AFC Ads requested by Yahoo! to the extent available (which AFC Ads will be related to the web page on which such AFC Ad is displayed or related to relevant targeting criteria), or (b) if no AFC Ads are available, a response that indicates that no such AFC Ads are available. At Yahoo!’s request, the Parties will discuss in good faith implementing a solution within a reasonable period of time [*]. Notwithstanding anything to the contrary in the Agreement, Google will have no obligation to process AFC Requests that are not sent in compliance with the requirements of this Agreement.
          2.2.4 Link Units. If Yahoo! elects to implement Link Units, Yahoo! understands and agrees that in no event will End User clicks on Link Units, or the display of a Link Unit on a Property, in and of itself, qualify as a click on an Ad, or an impression, as the case may be, for purposes of determining Google’s payment or other obligations under this Agreement (unless Google generates Gross Revenues in connection therewith). For the avoidance of doubt, Yahoo! is not obligated to implement Link Units on any Property and may use its own solution so long as such solution is compliant with Section 2.8 (Queries Generally).
     2.3 [*].
     2.4 Yahoo! Partner Properties.
          2.4.1 Yahoo! must provide Google with the complete list of Prospective Yahoo! Partner Properties of Yahoo! Partners that meet the definition of a Yahoo! Partner no later than 30 days after the launch of either of the Services on the first Property under this Agreement other than for testing purposes and such list may be provided to Google in increments between the Effective Date and the end of such time period. Google will conduct a review of each Prospective Yahoo! Partner Property listed in Exhibit C as soon as reasonable but in no event later than [*] days following the date that each such Prospective Yahoo! Partner Property is added to Exhibit C. All Prospective Yahoo! Partner Properties that comply with the then-current [*] will be approved and become Yahoo! Partner Properties. If Google in good faith determines that a Prospective Yahoo! Partner Property subject to review does not meet the then-current [*],

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Google will promptly notify Yahoo! of Google’s determination and the Yahoo! Partner will have [*] days from Google’s notice to Yahoo! to comply with the then-current [*]; Google shall, if commercially reasonable, provide information to Yahoo! regarding such non-compliance so that Yahoo! may assist the Yahoo! Partner to comply with the [*] with respect to such web site. For avoidance of doubt, the process described in this Section 2.4 shall be the only method by which any web site may become a Yahoo! Partner Property, unless otherwise agreed by the Parties in writing.
          2.4.2 After the Effective Date, Yahoo! may notify Google of its request to add a new Yahoo! Partner Future Property to this Agreement. Within [*] days of Yahoo!’s request, Google will notify Yahoo! whether it has approved Yahoo!’s request to add the Yahoo! Partner Future Property to this Agreement.
          2.4.3 For a minimum of [*] months following the rejection by Google of any Prospective Yahoo! Partner Property or Yahoo! Partner Future Property pursuant to Section 2.4.1 or 2.4.2, [*]. If, during the [*]-month period described in this Section, Google becomes aware that [*].
          2.4.4 If a web site listed in Exhibit C is, as of the Effective Date, subject to an agreement between Yahoo! and a Yahoo! Partner for the provision of Comparable Ads, but is not more than [*]% owned by the Yahoo! Partner or an Affiliate of such Yahoo! Partner, Yahoo! may display Advertising Results on such web site if, prior to such display but in no event later than [*] days after the inclusion of such web site in Exhibit C, [*].
     2.5 Client IDs and Channel IDs. Google will provide Yahoo! with the number of Client IDs and Channel IDs as reasonably requested by [*]. The Parties will [*] Yahoo!’s implementation of Client IDs and Channel IDs, taking into account [*]. At a minimum, Google will provide at least [*] Client ID for each [*] and [*] Client ID for each [*], unless [*].
     2.6 Yahoo! Ad Delivery Platforms. Google acknowledges that Yahoo! may utilize Yahoo!’s ad delivery platforms, including Yahoo!’s Right Media Exchange or any successor thereto, to transmit Queries and receive Results Sets so long as the use is in compliance with the terms of the Agreement.
     2.7 Launch of Services. At least [*] days prior to the initial launch of the Services, Yahoo! will provide Google with the projected launch date for each Property that will initially access the Services together with an aggregate estimated ramp up of Query volumes and the expected region or regions from which the Queries will be sent. For subsequent Properties, Yahoo! will provide Google with [*] days prior written notice of its intent to launch the Services on each Property together with an aggregate estimated potential ramp up of Query volumes and the expected region or regions from which the Queries will be sent. If Google reasonably believes that it will have insufficient capacity and/or resources to meet Yahoo!’s projected Query volumes and/or launch schedule, the Parties will agree, acting reasonably, upon revised launch dates, which launch dates will be as soon as commercially reasonable. Yahoo! will not launch a Service on any Property until Google’s technical personnel provide written approval of Yahoo!’s implementation of the Service on that Property, which shall not be unreasonably withheld or delayed.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

     2.8 Queries Generally. Notwithstanding anything to the contrary contained in the Agreement, Yahoo! may choose to send Queries to Google in its sole discretion. Yahoo! is not obligated to send any Query from any Property, nor is Yahoo! obligated to send any minimum number of Queries. The Parties acknowledge and agree that Yahoo! may elect, in connection with any AFC Request, to (a) provide Google with [*] or (b) utilize [*]. For the avoidance of doubt, Google may, and the foregoing will in no event limit Google’s ability to, change or require changes to the [*] described in (a) and (b) above so long as Google does not [*].
     2.9 Display of Advertising Results. Yahoo! must display in each instance, the entire Results Set requested by Yahoo! and delivered by Google that corresponds to the Query on the applicable Property in the manner contemplated by this Agreement, without editing, filtering (except as expressly permitted in Section 2.11 (Filters and Blocking)), reordering, adding content to, truncating or modifying the content (but not the format, except in the case of pre-formatted display Ads or iFrames) of the Advertising Results. Google will provide all content in the Ad for display to End Users that it [*]. Subject to the terms of the Agreement, Yahoo! may implement the Services on the Properties in its sole discretion, including with respect to the placement and location of Ads, the number of Ads requested and the formatting of Ads (e.g., font size, headings and other formatting variables).
     2.10 Labeling, Branding and Attribution. Yahoo! must unambiguously mark each Ad, or each cluster or grouping of Ads, as “Sponsor(ed) Link(s),” “Sponsor(ed) Result(s),” “Sponsor(ed) Site(s),” “Advertiser(s),” “Advertiser Link(s),” “Advertisement(s),” or similar designations in native languages other than English, unless mutually agreed by Yahoo! and Google, which shall not be unreasonably withheld or delayed. In any event, the AFS Ads must be labeled in a manner as to sufficiently distinguish them from other non-monetized search results.
     2.11 Filters and Blocking.
          2.11.1 Filtering. Google will notify Yahoo! of [*]. Yahoo! may implement the filtering capabilities on any Property upon written notice to Google (which may be given by email) and Google will use commercially reasonable efforts to implement the filters in accordance with their specifications. Yahoo! may implement filtering [*]. Yahoo! may change the level of filtering selected upon notice to Google (which may be given by email) and Google will use commercially reasonable efforts to adjust the filtering in accordance with and as soon as practicable following Yahoo!’s request. Notwithstanding anything to the contrary, if Yahoo! elects to enable any filter(s), Yahoo! expressly acknowledges and agrees that (a) it is Yahoo!’s responsibility to enable the filter(s) in accordance with any instructions provided by Google, and (b) Google does not represent, warrant or covenant that all results will be limited to results elected by enabling the filter(s). For example, but without limiting the foregoing, if Yahoo! elects to enable AdSafe, Google does not represent, warrant or covenant that all objectionable advertisements will be prevented. [*].
          2.11.2 Blocking of URLs and Keywords. Google will use commercially reasonable efforts to exclude from Ads served under this Agreement (by Client ID): (a) Ads that contain the display URLs in Exhibit K and (b) Ads that contain keywords in Exhibit L. Yahoo! may update Exhibit K and Exhibit L, no more than once every [*] days, unless Yahoo! notifies Google of [*] circumstances ([*]), in which case Google will [*] update Exhibit K and Exhibit L.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Google will implement the update within [*] Business Days of Google’s receipt of Yahoo!’s request. The number of URLs in Exhibit K and number of keywords in Exhibit L will be subject to Google’s technical and/or architectural limitations as applied to [*]. Notwithstanding anything to the contrary, Yahoo! acknowledges and agrees that Google does not represent, warrant or covenant that no Ads will contain any of the URLs in Exhibit K or the keywords in Exhibit L. [*].
          2.11.3 Remedies; Removal and [*]. Without limiting Yahoo!’s other rights and remedies, [*]; (b) Yahoo! receives one or more regulatory inquiries with respect to an Ad or otherwise reasonably determines that an Ad could expose Yahoo! or a Yahoo! Partner to a risk of liability or subject to injunctive relief; or (c) an Ad violates Yahoo!’s advertising policies attached hereto as Exhibit M, as such policies may be updated from time to time as applied generally to Yahoo!’s partners; [*]. In the case of (c) above, if Yahoo! does [*] an Ad based on an updated policy, Yahoo! will use commercially reasonable efforts to notify Google of such updated policy and the Parties will update Exhibit M to reflect such updates. [*].
          2.11.4 Notice of Violations. If Yahoo! receives notice which alleges that the Advertising Results delivered hereunder, (a) violate any applicable Laws, and/or (b) infringe the copyrights, trademarks, service marks, trade dress or any other proprietary right of any third-party, Yahoo! will notify Google of such allegation and Google will handle the notification in accordance with Google’s then current policies and/or procedures.
     2.12 [*].
     2.13 [*].
     2.14 [*].
          2.14.1 [*].
          2.14.2 [*].
     2.15 Quality Adjustments. If Google employs quality-based price reductions or “smart pricing” (“Quality Adjustments”) with respect to the Properties it will (a) use commercially reasonable efforts to cooperate with Yahoo! as Yahoo! takes action to address the underlying reasons for such Quality Adjustments and (b) [*].
     2.16 [*].
     2.17 New Features and Functionality.
          2.17.1 New Features. Any new Supported Features relating to monetization or user experience, will be [*].
          2.17.2 Beta Features. Certain Services may include Beta Features. Within [*] days of the Effective Date, Google will use commercially reasonable efforts to [*]. As of the Effective Date, [*] “Google AFS XML Protocol Reference Revised: May 7, 2008”, the “AFC

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

JavaScript Protocol Reference dated February 29, 2008”, the “AdSense for Content HTML Protocol Reference dated February 1, 2008”, “AdSense Addendum — Blocking Competitors’ Ads dated April 11, 2008”, the “AdSense for Search Protocol Addendum: Overriding Default Targeting with Geography dated April 11, 2008”, the “AdSense for Search Protocol Reference dated April 11, 2008”, the “AdSense for Search: Adsafe Overview dated revised April 10, 2006” or the “WebSearch Ad Promotion Addendum dated April 11, 2008” [*]. Yahoo! understands and agrees that (a) Beta Features are provided “as is” and will not subject Yahoo! to any further obligations and (b) any use of Beta Features will be undertaken solely at Yahoo!’s own risk. Except as provided in [*], Google reserves the right, in its sole discretion, to include or cease providing Beta Features as part of any Services at any time. [*].
     2.18 Non-Exclusive Relationship. This Agreement does not prevent Yahoo! from (a) implementing on the Properties or any portion thereof (including on Results Pages) any other advertising, promotion or marketing service or monetization method, including any that are the same as or substantially similar in nature to the Services or (b) displaying Comparable Ads. The foregoing sentence does not relieve Yahoo! from complying with the obligations of this Agreement with respect to the manner in which the Ads are displayed.
     2.19 Guidelines and Updates. Except to the extent necessary to address the requirements of this Agreement, the applicable Google brand treatment guidelines, policies, technical requirements and Documentation will be [*]. To the extent Yahoo! is not in compliance with Google’s brand treatment guidelines, policies, technical requirements or Documentation, and without limiting Google’s other rights and remedies under this Agreement, Google will inform Yahoo! after Google becomes aware of the non-compliance [*]. Google may update its brand treatment guidelines, policies, technical requirements and Documentation [*].
     2.20 Test Queries. Google may send a reasonable number of uncompensated (with respect to both Yahoo! and Google) test queries to the Properties at any time as needed to verify Yahoo!’s compliance with the requirements of this Agreement. For avoidance of doubt, (a) Google and Yahoo! will work together to ensure that the test queries will not have a material impact on Yahoo!’s infrastructure and (b) the test queries will not be included in reporting sent to Yahoo!. Yahoo! will use commercially reasonable efforts to provide Google in a reasonable amount of time the means to ensure that AFS test queries generate AFS Queries, such that, for AFS Queries, failure of AFS test queries will be substantially indicative of failures experienced by End Users.
     2.21 Additional Yahoo! Obligations.
          2.21.1 Prohibited Actions. Unless otherwise approved by Google in writing and provided that the standard of care Yahoo! uses to monitor the Services is the same standard of care Yahoo! uses to monitor the Yahoo! Properties, Yahoo! shall not, and Yahoo! shall not authorize, knowingly allow or knowingly permit any third-party to:
          (a) except as expressly permitted in Section 2.11 (Filtering and Blocking) and [*], edit, modify, truncate, filter or change the order of the information contained in any Advertising Results (either individually or collectively), including, without limitation, by way of interspersing non-Google advertising within any Results

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Set on a Results Page ([*], with no non-Google advertising interspersed among the Ads [*]);
          (b) frame any Destination Page;
          (c) redirect an End User away from the Destination Page, provide a version of the Destination Page different from the page an End User would access by going directly to the Destination Page, intersperse any content between an Advertising Result and the corresponding Destination Page or implement any click tracking or other monitoring of Advertising Results, except as otherwise explicitly permitted in Section 2.21.4 (Permitted Click Tracking);
          (d) display any Advertising Results in pop-up, pop-under, exit windows, expanding buttons, or animation [*], except as mutually agreed;
          (e) minimize, remove or otherwise inhibit the full and complete display of any Results Page, including any Advertising Results (other than as a result of normal web page rendering, [*], or End User interactions with the Results Page (which may include End Users moving, hiding and unhiding the Ads using animation)); [*];
          (f) directly or indirectly access, launch or activate the Services through or from, or otherwise incorporate the Services in, any software application, web site or other means other than the Properties or AFS Client Applications, and then only to the extent expressly permitted herein;
          (g) except to the extent expressly permitted herein, transfer, sell, lease, syndicate, sub-syndicate, lend, or use for co-branding, timesharing, service bureau or other unauthorized purposes any Services or access thereto (including, but not limited to Advertising Results, or any part, copy or derivative thereof);
          (h) enter into any arrangement or agreement under which any third-party pays Yahoo! fees, Yahoo! pays any third-party fees, or either shares in any revenue payments or royalties for any Advertising Results [*], (ii) to the extent expressly permitted in Section 2.4 (Yahoo! Partner Properties), [*];
          (i) directly or indirectly generate Queries, or impressions of or clicks on Advertising Results, through any automated, deceptive, fraudulent or other invalid means (including, but not limited to, click spam, robots, macro programs, and Internet agents);
          (j) encourage or require End Users or any other persons, either with or without their knowledge, to click on Advertising Results through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent (each of the foregoing in subsections (i) and (j), a “Fraudulent Act”);
          (k) implement Ads on Parked Domains or access the AFS Service or AFC Service on or from the Parked Domains;

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

          (l) remove, deface, obscure, or alter Google’s copyright notice, trademarks or other proprietary rights notices affixed to or provided as a part of any Services, the AFS Protocol, the AFC Protocol none of which will be displayed to End Users as part of the Services or in any Ad Results, other than Ad Results for Google’s own products and services that are not otherwise blocked or filtered as requested by Yahoo!, or any other Google technology (including software) materials and Documentation, provided that if Google transmits any such trademark or proprietary rights notice with the Ad Result when Yahoo! has not agreed to include such trademark or proprietary rights notice, then Yahoo! may remove such trademark or proprietary rights notice unless the trademark is directly related to the content in the Ad Result; and
          (m) in any non-transitory manner, store or cache Advertising Results or any part, copy or derivative thereof; [*].
          2.21.2 Content Restrictions. No Property or AFS Client Application shall be comprised substantially of (a) pornographic, hate-related or violent content, or (b) other content that violates or encourages conduct that would violate (i) any applicable criminal Laws, (ii) any other applicable Laws, or (iii) any third-party rights in the geographic region in which such Property is located or primarily directed.
          2.21.3 Unauthorized Use. Yahoo! shall use commercially reasonable efforts to ensure that there is no use of or access to any Services through Properties that is not in compliance with the terms of the Agreement or not otherwise approved by Google, and Yahoo! shall monitor and disable any such access or use by unauthorized parties (including, but not limited to, spammers or any third-party web sites) using the same standard of care Yahoo! uses to monitor the Yahoo! Properties.
          2.21.4 Permitted Click Tracking. Yahoo! acknowledges and agrees that it is fully responsible for the implementation and operation of any click tracking or other monitoring of clicks that it may introduce in accordance with this Section 2.21.4 and that Google is not responsible for any breaches of any agreement or any problems with the implementation of any Services on any Property which may arise from the introduction by Yahoo! of such click tracking or other monitoring. Yahoo! may implement click tracking or other monitoring of End User clicks on Advertising Results provided that:
          (a) if Yahoo! wishes to implement or modify click tracking or other click monitoring that Yahoo! reasonably expects could impact the implementation or operation of the Services, Yahoo! will give Google at least [*] days prior written notice of the click tracking or other click monitoring and will work in good faith with Google to ensure there is no impact on the implementation or operation of the Services; and
          (b) if Google notifies Yahoo! of any perceived problems arising from the implementation of click tracking or other click monitoring, including but not limited to, increased or unusual levels of Invalid Clicks and Queries or non-qualifying Advertising Results (as described in Section 4.5.1 (Non-Qualifying Ads)), Yahoo! and Google will work together in good faith to try to resolve such problems as quickly as reasonably possible. If such problems are not resolved within a reasonable period of

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions time, Google may suspend all or part of the Services, as an interim solution solely to the extent necessary to avoid such problems, until the problems are resolved to Google’s reasonable satisfaction.
          2.21.5 Site Modifications. Google acknowledges that Yahoo! may update the design, features, functionality, operation and content of the Yahoo! Properties (and the Yahoo! Partners may update the design, features, functionality, operation and content of Yahoo! Partner Properties); including without limitation, any Results Page; provided that Yahoo! agrees that no changes may be made to Ads or the Properties that are not in accordance with this Agreement.
          2.21.6 Notice of System Changes. Without limiting Yahoo!’s rights to request or not request Google Advertising Results in accordance with this Agreement, Yahoo! will use commercially reasonable efforts to provide Google with at least [*] days advance written notice of any change in the code or serving technology used to display Google Advertising Results (e.g., a change in the advertising serving technology used) that could reasonably be expected to have a material, adverse affect on the delivery or display of Advertising Results that would make such delivery or display inconsistent with the Agreement. Senior Technical Representatives from Yahoo! and Google will meet regularly to discuss in good faith technical issues regarding implementation and operation of the Services on Yahoo! Properties and Yahoo! Partner Properties and related issues, including but not limited to, issues affecting Google’s ability to accurately monitor Service Levels with respect to the Service implementations on the Yahoo! Properties.
     2.22 Yahoo! Partner Properties. Yahoo! shall have the right to distribute AFS Ads and AFC Ads to Yahoo! Partner Properties solely in compliance with the terms and conditions contained in Exhibit B.
     2.23 Yahoo! Properties. Yahoo! must control the Yahoo! Properties where “control” for purposes of this Section 2.23 means that Yahoo! [*]. If Yahoo! no longer controls a Yahoo! Property, Yahoo! shall provide prompt written notice to Google so that Google may cease providing Services to the former Yahoo! Property. Subject to [*].
     2.24 [*].
3. OTHER BUSINESS OPPORTUNITIES
     3.1 [*].
     3.2 [*].
     3.3 [*]:
          3.3.1 [*];
          3.3.2 [*];

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

          3.3.3 [*]
          3.3.4 [*].
     3.4 IM Interoperability. The Parties agree to the additional business terms set forth in this Section 3.4. Following the Effective Date, the Parties may determine to enter into further negotiations to supplement or amend the terms of this Section 3.4 to include additional related terms appropriate to the nature of the commercial relationship described in this Section 3.4, but the absence of such additional terms or the failure of the Parties to agree on such additional terms will not affect the binding nature or enforceability of this Section 3.4.
          3.4.1 IM Interoperability. The Parties agree to enable server-to-server interoperability of their respective instant messaging (“IM”) networks [*] in accordance with the following provisions:
          (a) [*].
          (b) Federated Features. The Parties will mutually support certain product features that are currently available in both IM networks, which at a minimum will include the following [*] the “Core Features” and [*] the “Additional Features”); provided that [*]:
               (1) [*].
               (2) Add users on the other network as “friends” or “contacts.” “Friends” or “contacts” are end users that show up on the roster of contacts. Users should be able to include, at their option, a message in the add user flow.
               (3) See presence information of friends that have been previously added. Presence information can include online present, online idle, offline, etc.).
               (4) [*].
               (5) Send and receive text instant messages from friends on the other network if that friend is online (either present or idle).
               (6) [*].
               (7) [*].
               (8) Display network-native emoticons for key combinations that exist on that network (each Party will rationalize the list of codes and figure out what to do in fall back/unrecognized scenario).
               (9) [*].

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

               (10) [*].
               (11) [*].
               (12) [*].
               (13) [*].
               (14) [*].
               (15) [*].
               (16) [*].
               (17) [*].
               (18) [*].
          (c) Launch Timing. The Parties agree that the first date of joint public availability of IM Interoperability (either in beta or general availability) for (i) the Core Features will be [*], or such earlier date as agreed to in writing by the Parties (the “IM Core Features Launch Date”), and (ii) the Additional Features will be [*], or such earlier date as agreed to in writing by the Parties.
          (d) Launch Scope. The IM applications that will be offered by each Party with IM Interoperability on the IM Core Features Launch Date will include [*] implementations of the application versions of Yahoo! Messenger for Yahoo! [*] and [*] for Google. Neither Party may disable IM Interoperability [*] during the Term, unless otherwise permitted herein or as agreed to by the Parties.
          (e) [*].
          (f) Other Opportunities. The Parties will explore in good faith the possibility of supporting the following product features: (i) each Party enabling the other Party’s users to [*] and (ii) [*].
          (g) Territory. Each Party may offer IM Interoperability in their international versions of IM Interoperability applications, unless the other Party reasonably requests that a particular international version not be offered with IM Interoperability by such Party [*].
          (h) Co-Branding. Each Party may include the other Party’s brand features in its IM Interoperability applications, subject to the other Party’s prior written approval.
          (i) [*].

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

          (j) [*].
          (k) [*].
          (l) No Other Licenses. No license or other right is granted with respect to IM Interoperability, by either Party to the other, by implication, estoppel or otherwise, under any Intellectual Property Rights now or hereafter owned or controlled by such Party.
          (m) Security. The Parties will implement a reasonable security plan to limit or suspend IM Interoperability upon a security vulnerability, [*].
          (n) Legal Compliance. During the Term, each Party will be responsible for compliance with any applicable regulations and Laws[*] with respect to its IM Interoperability applications and servers. If either Party determines in good faith that it is necessary to comply with such applicable regulations and Laws with respect to IM Interoperability, the Parties shall cooperate in making necessary technical changes and may disable IM Interoperability for particular applications until compliance is met to the mutual satisfaction of the Parties.
          (o) Support. Each Party will provide any hardware, servers, monitoring resources, bandwidth, and operations support and personnel that are reasonably necessary to maintain the IM Interoperability at an operating level and quality that is substantially equivalent to the level and quality of its own IM network.
          (p) Non-Disparagement. In communicating with users about IM Interoperability, neither Party will disparage the other Party or the IM Network of the other Party.
          (q) [*].
          (r) [*].
          (s) [*].
          (t) Costs. [*] each Party will bear its own costs in enabling interoperability and performing its obligations related thereto.
          (u) [*].
     3.5 [*].

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

4. COMPENSATION
     4.1 AFS Services.
          4.1.1 Yahoo! Properties. Subject to [*], for each calendar month during the Term, Google will pay Yahoo! the percentage of Gross Revenues from AFS Services on Yahoo! Properties on the Initial Platforms in the Territory corresponding to the total Gross Revenues from the Yahoo! Properties in such month from the AFS Service as indicated in Table 1 below. For purposes of calculating such total Gross Revenues, all amounts will be converted to United States Dollars, in accordance with Section 4.5.3 (Currency Conversion) below. [*].
Table 1

	Total Monthly Gross Revenues	Yahoo! Percentage of Total
	(AFS) from Yahoo! Properties	Monthly Gross Revenues
Tier 1	$[*] to $[*]	[*]	%
Tier 2	$[*] to $[*]	[*]	%
Tier 3	$[*] to $[*]	[*]	%
Tier 4	>$[*]	[*]	%
          4.1.2 Yahoo! Partner Properties. For each calendar month during the Term, Google will pay Yahoo! a percentage of Gross Revenues from AFS Services on the Initial Platforms on the Yahoo! Partner Properties in the Territory equal to [*]. For purposes of this Agreement, “Yahoo! Partner Properties Percentage” means [*].
          4.1.3 Retained Revenues for AFS Services. [*].
     4.2 AFC Services.
          4.2.1 Yahoo! Properties. Subject to [*], for each calendar month during the Term, Google will pay Yahoo! [*]% of Gross Revenues from AFC Services on Yahoo! Properties on the Initial Platforms in the Territories.
          4.2.2 Yahoo! Partner Properties. For each calendar month during the Term, Google will pay Yahoo! [*]% of Gross Revenues from AFC Services on Yahoo! Partner Properties on the Initial Platforms in the Territories.
          4.2.3 Retained Revenues for AFC Services. [*].
     4.3 [*].

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

     4.4 [*].
     4.5 Payment.
          4.5.1 Non-Qualifying Ads. Notwithstanding anything to the contrary contained in the Agreement, Google shall not be liable for payment to the extent it has not recognized revenue from advertisers in connection with (a) invalid queries, or invalid impressions of or clicks on Ads, generated by any person, bot, automated program or similar device, including, without limitation, through any Fraudulent Act, in each case as reasonably determined by Google (“Invalid Clicks and Queries”); or (b) impressions of Ads or clicks on Ads delivered through an implementation which is not approved by Google pursuant to the Agreement or subsequently fails to meet Google’s implementation requirements and specifications as set forth in the Documentation. [*]. The number of Queries, and impressions of and clicks on Ads, as tracked by Google, shall be the number used in calculating payments hereunder. [*].
          4.5.2 Payment.
          (a) Method of Payment. Google will make all payments to Yahoo! Inc. in U.S. Dollars, for Gross Revenues from Properties in the United States and Canada. Google will make all payments within 30 days following the calendar month in which the Ads were displayed. Google will make payment by wire transfer in accordance with the instructions specified in Exhibit O.
          (b) Withholding and Offset Right. Google reserves the right to withhold and offset against its payment obligations hereunder, or require Yahoo! to pay to Google (within 30 days of any invoice therefor), any amounts Google may have overpaid to Yahoo! or any amounts owed and not yet paid by Yahoo!, including any amounts payable to Google under Sections 4.1.3 (Retained Revenues for AFS Services) and 4.2.3 (Retained Revenues for AFC Services).
          (c) Monthly Reporting. Google will deliver a report to Yahoo! within [*] of the end of each calendar month which will include Gross Revenue and Yahoo!’s revenue share for the prior month for each Service by Client ID.
          4.5.3 Currency Conversion. All currency conversions made under this Agreement will be made using the applicable average daily exchange rate for the applicable period as published by [*] or such other internationally recognized source as may be agreed by the Parties in writing.
          4.5.4 Failure to Pay. [*].
     4.6 Taxes and Other Charges. All payments under the Agreement are exclusive of taxes imposed by any Governmental Authority. [*] will pay all applicable taxes, including sales, use, personal property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by any Governmental Authorities of whatever kind in connection with any transactions between Google and its advertisers in connection with Ads displayed on the Properties as part of the Services. [*] will pay all applicable taxes, including sales, use, personal

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by Governmental Authorities of whatever kind with respect to the payments made by Google to Yahoo! under this Agreement excluding taxes based on [*] income. If local VAT/GST laws require Google to self-assess VAT/GST on supplies made to Google by Yahoo! then [*] will be responsible for payment of this VAT/GST but [*] will reimburse such VAT/GST to the extent non-recoverable by [*].
     4.7 SAS70 Report and [*].
          4.7.1 SAS70 Report. Prior to [*], Yahoo! must request in writing from Google and Google will make available to Yahoo! Google’s SAS70 report which will be from a reputable, independent certified public accounting firm covering the key controls and validation mechanisms in place to meet the revenue reporting obligations under this Agreement. Without limiting the foregoing, and after Google has made Google’s SAS70 report to Yahoo!, Yahoo! may request that Google provide updates to its SAS70 reports on an annual basis. At Yahoo!’s request, the Parties will meet at least annually to discuss, on a confidential basis, Google’s current key controls, significant changes in the relevant process, validation mechanisms and results of such validation, including findings reported in the relevant SAS70 report.
          4.7.2 [*]. If after Yahoo!’s review of Google’s SAS70, Yahoo! believes that the SAS70 report does not address Yahoo!’s concerns, Yahoo! and Google will discuss Yahoo!’s concerns in good faith. If after reviewing the SAS70 report and discussing Yahoo!’s concerns under the preceding sentence, Yahoo! continues to believe that Yahoo!’s concerns have not been fully addressed, Yahoo! may [*].
5. LICENSES; INTELLECTUAL PROPERTY
     5.1 License to Google Materials.
          5.1.1 License Grant. Google grants to Yahoo! a limited, nonexclusive and non-sublicensable license during the Term to access and use the Google Materials solely for the purpose of implementing and receiving the Services (including, for the avoidance of doubt, in connection with the Yahoo! Partner Properties as permitted herein) and solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Yahoo! shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google. The foregoing license includes the limited right to make a reasonable number of copies of the Google Materials for the purposes of implementing and receiving the Services.
          5.1.2 License Restrictions; Residual Knowledge; Right to Develop.
          (a) Yahoo! will not modify, adapt, translate or prepare derivative works from any Google Materials constituting copyrighted materials of Google or its licensors, except solely to the extent that it is reasonably necessary to do so in order to receive and implement the Services as permitted herein and in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, nothing in this Section

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

5.1.2 or in this Agreement shall limit, or be construed to limit, Yahoo!’s ability or right to modify, adapt, translate or prepare derivative works from any Google Materials that are publicly available [*].
          (b) Yahoo! will not decompile, reverse engineer, disassemble or attempt to derive source code from any [*].
          (c) Google will not provide Yahoo! with any Google Protocols, Documentation and other software and technical materials that are not reasonably necessary to implement the Services during the Term, unless they (i) are required to be provided under the Agreement, or (ii) are specifically requested by Yahoo! to be provided.
          (d) Google acknowledges that Yahoo! operates services similar to the Services [*] and that Yahoo! will continue to develop, create, operate and improve technology, products, features and services similar to the Services and [*].
          (e) Nothing in this Section 5.1.2 or in this Agreement shall (i) limit, or be construed to limit, Yahoo!’s ability or right to (A) develop any technology (including software), products, features or services, or engage in any activities related to the development, without violating any express provision of this Agreement or (B) license or acquire any technology, products, features or services from third-parties; or (ii) except as otherwise expressly provided in this Agreement, limit, or be construed to limit, rights (including rights of use) that Yahoo! may have under applicable Law. Except as otherwise expressly provided in this Agreement, nothing in this Section 5.1.2 or in this Agreement shall limit, or be construed to limit, Yahoo!’s ability or right to modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or attempt to derive source code from or develop technology, products, features or services from any Google Materials that are otherwise publicly available without an enforceable prohibition on the activity in which Yahoo! engages. [*].
          (f) Nothing in this Section 5.1.2 or in this Agreement shall be construed to apply to any materials provided outside the scope of this Agreement.
     5.2 Brand Features.
          5.2.1 Brand Features. Each Party shall own all right, title and interest, including without limitation all Intellectual Property Rights, in and to its own Brand Features. Except to the limited extent expressly provided in this Agreement, neither Party grants, and the other Party shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Brand Features of the first Party; and all rights not expressly granted herein are deemed withheld. All use by Yahoo! of Google Brand Features under this Agreement (including any goodwill associated therewith) shall inure to the benefit of Google. No Party shall attempt to register or have registered on its behalf Brand Features or domain names that are confusingly similar to those of the other Party.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

          5.2.2 License to Google Brand Features. Subject to the terms and conditions of this Agreement, Google grants to Yahoo! a limited, nonexclusive and non-sublicensable license during the Term to display those Google Brand Features expressly authorized by Google, solely for the purposes expressly set forth herein. In its use of any Google Brand Feature, Yahoo! agrees to adhere to Google’s brand treatment guidelines for use of Google’s Brand Features attached hereto as Exhibits F and I as such Exhibits may be updated by Google from time to time upon notice to Yahoo!. Yahoo! and the Yahoo! Partners will have [*] days to comply with any such updated guidelines.
     5.3 [*]; No Implied Licenses. Nothing in this Agreement or the performance thereof, or that might otherwise be implied by Law, will operate to grant a Party any right, title or interest, implied or otherwise, in or to the Intellectual Property Rights of the other Party hereto, other than the rights and licenses expressly granted in this Agreement. Each Party expressly reserves all Intellectual Property Rights not expressly granted hereunder. [*].
     5.4 [*].
6. REPORTING; DATA; SECURITY
     6.1 Terminology. As used in this Agreement, the term “Data” means any data or information collected by Google through the Services (including, data collected by or associated with any cookies whether received directly from End Users by Google or sent by Yahoo! to Google), and any data or information derived therefrom by Google.
     6.2 Cookies, Beacons and Pixels. Cookies, beacons, pixels, and similar tracking devices (“CBP”) may not be placed by or on behalf of Google or a Google Affiliate on End User browsers on or from the Properties, or sites that serve the Services to the Properties, in connection with providing the Services absent [*].
     6.3 [*].
     6.4 Reporting.
          6.4.1 Reporting Received by Yahoo!. Google will provide Yahoo! with access to the Google Administration Console. The Google Administration Console will have the ability to generate customizable flat file (e.g., csv) reports or provide equivalent functionality for Yahoo! to export data from the Google Administration Console. Google will also provide to Yahoo! any (a) replacements of, (b) improvements to, (c) alternatives to, and (d) features and functionality of the Google Administration Console ((a) — (d) collectively, “Additional Reporting Tools”) [*].
          6.4.2 [*].
          6.4.3 Supplemental Reporting. Google will provide Yahoo! on a monthly basis the most recently calculated information related to [*]. In addition, Google will provide to Yahoo! additional reporting that it makes [*].

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

     6.5 Data [*]. The Parties agree that as between Yahoo! and Google, data or information collected by Yahoo! (including, without limitation, click events tracked by Yahoo!) or Yahoo! Partners independent of Google or that is sent by Yahoo! to Google in connection with the provision of the Services is [*]. The Parties agree that as between Yahoo! and Google, any data or information collected by Google independent of Yahoo! Properties or Yahoo! Partner Properties, that is received by Google from End Users of the Yahoo! Properties or Yahoo! Partner Properties in connection with provision of the Services under this Agreement, or that is received directly from such End Users’ browsers in the ordinary course of providing the Services [*].
     6.6 Information Use.
          6.6.1 [*].
          (a) [*].
          (b) [*].
          (c) [*].
          6.6.2 [*].
          6.6.3 [*]:
          (a) [*].
                    (1) [*].
                    (2) [*].
                    (3) [*].
                    (4) [*].
                    (5) [*].
                    (6) [*].
          (b) [*].
          (c) [*].
          6.6.4 [*].
     6.7 [*].
     6.8 Injunctive Relief Available. The Parties acknowledge and agree that breach of this Section 6 may cause irreparable injury for which monetary damages are not an adequate

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions remedy. Accordingly, each Party may seek injunctive relief and any other available equitable remedies to enforce the provisions of this Section 6, without posting a bond if otherwise required by Law.
     6.9 PIPEDA Compliance. Each Party covenants that in exercising its rights and fulfilling its obligations under this Agreement, it will comply with the Canadian “Personal Information Protection and Electronic Documents Act” (“PIPEDA”), as applicable, and all applicable Canadian provincial privacy requirements governing the collection, use and disclosure of personally identifiable information (as defined in PIPEDA) and will process and store personally identifiable information only in accordance with PIPEDA and applicable provincial privacy Laws. Each Party will provide such information as the other Party may reasonably require within timescales reasonably requested to respond to requests from Canadian data protection authorities in regard to data protection or retention practices under this Agreement; provided, however, that if a Party objects to the other Party’s request for or disclosure of such information, the Parties will promptly escalate the disagreement for resolution in accordance with Section 17 (Dispute Resolution; Arbitration) unless, in either Party’s good faith, reasonable judgment, immediate disclosure is required by Law.
     6.10 [*].
     6.11 Further Compliance. If necessary to comply with data protection Law, the Parties will, or will ensure that they and/or the applicable Yahoo! Affiliates or Google Affiliates enter into such further contracts or amendments as are required to ensure compliance with such data protection Laws.
7. GENERAL REPRESENTATIONS AND WARRANTIES
Each Party represents and warrants to the other Party that: (a) it (i) is a corporation that has been duly incorporated or organized, (ii) is validly existing and in good standing under the Laws of its place of incorporation or organization, (iii) is properly qualified where qualification is necessary for the conduct of its business under this Agreement, and (iv) has adequate corporate or other power to enter into and perform this Agreement; and (b) this Agreement has been duly executed and delivered by such Party and (assuming the due authorization, execution and delivery hereof by the other Party) is intended to be a valid and binding obligation of such Party, enforceable against it in accordance with its terms.
8. MUTUAL COVENANTS RE PERFORMANCE OF SERVICES
     8.1 Each Party agrees as follows:
          8.1.1 Personnel. Google’s personnel assigned to perform, support and maintain the Services and Yahoo!’s personnel assigned to implement the Services and interact with Google with respect to the support and maintenance of the Services shall have the proper skill, training and background so as to be able to perform in a competent and professional manner;

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

          8.1.2 Performance of Services. Google will perform the Services and Yahoo! will implement the Services in a professional and workmanlike manner and according to the applicable description and requirements for such Services as set forth in this Agreement and the Documentation;
          8.1.3 No Malware.
          (a) In connection with the Services, neither Party [*] the introduction, delivery, or transmission of, any computer software, code or script executed on a Yahoo!, Yahoo! Partner or End User’s computer (in the case of Google) or a Google computer (in the case of Yahoo!) that (i) is designed to disrupt, erase, disable, harm, or otherwise designed to impede in any manner the operation of any software, firmware, hardware, computer system, network, Property, Google Property or Service; (ii) is a harmful, malicious or hidden procedure, routine or mechanism that is designed to damage or corrupt data, storage media, programs, equipment or communications, or is otherwise designed to interfere with operations, such as a “virus,” “time bomb,” “trap door,” “Trojan horse,” or “worm”; or (iii) constitutes a hidden procedure, routine or mechanism that transmits to such Party or any third-party any data or information regarding or derived from any Property, End User, IP address or client-side device (in the case of Google) or any Google Property or Google user (in the case of Yahoo!) without the prior written consent of the other Party.
          (b) If either Party learns that it or another person or entity has introduced, delivered or transmitted computer software, code or script described in Section 8.1.3(a)(i)-(iii), such Party will promptly notify the other Party. Each Party shall work cooperatively and in good faith with the other Party to address and resolve the matter.
          (c) Notifications pursuant to Section 8.1.3(b) will be made to the other Party’s technical representative listed in Exhibit Q. Such notice will include a description of the matter, expected resolution time (if known), the resolution path (if known) and the name, phone number and email address of the Party’s security representative who may be contacted to obtain incident updates.
          (d) The Parties will collaborate to develop and coordinate all public relations regarding a violation of Section 8.1.3(a) or an incident triggering notice under Section 8.1.3(b). In the event of an incident through which third-parties gain unauthorized access to Data to the extent such Data is attributable to Yahoo! the Parties will, on an expedited basis, attempt to mutually agree upon all public statements and communications, user messaging, and customer care messaging in connection with the incident, including all legally required email notices to consumers and merchants but in no event will the failure of the Parties to mutually agree prohibit either with complying with any obligations it may have which are required by Law. The Parties will otherwise use good faith efforts to keep each other appraised of incidents involving unauthorized third-party access to Data for which they intend to make, or are required to make, public disclosures.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

          8.1.4 Compliance With Laws. In providing and implementing the Services, each Party will comply with all applicable Laws.
     8.2 Yahoo! acknowledges and agrees that each of the following does not violate Section 8.1.3(a)(iii): [*].
     8.3 [*].
9. SERVICE LEVEL AGREEMENT
Google will provide all Services in accordance with the SLA. Google’s support personnel will only be responsible for assisting Yahoo!, and will not be obligated to provide any direct support to End Users. Each Party will assign a technical representative as the primary contact for the other Party.
10. DISCLAIMER
EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NONINFRINGEMENT, TITLE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.
11. LIMITATION OF LIABILITY
     11.1 NO CONSEQUENTIAL DAMAGES. SUBJECT TO SECTION 11.3 (EXCEPTIONS FROM EXCLUSIONS AND LIMITATIONS), TO THE MAXIMUM EXTENT A LIMITATION OF DAMAGES OR LIABILITY IS PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING FOR THE INDIRECT LOSS OF PROFIT OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, AND UNDER WHATEVER CAUSE OF ACTION OR THEORY OF LIABILITY BROUGHT (INCLUDING UNDER ANY CONTRACT, NEGLIGENCE OR OTHER TORT THEORY OF LIABILITY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     11.2 LIABILITY CAP. SUBJECT TO SECTION 11.3 (EXCEPTIONS FROM EXCLUSIONS AND LIMITATIONS), IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (WHEN AGGREGATED WITH SUCH PARTY’S LIABILITY FOR ALL OTHER CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BUT

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

EXCLUDING AMOUNTS PAID IN CONNECTION WITH ITEMS SPECIFIED IN SECTION 11.3 (EXCEPTIONS FROM EXCLUSIONS AND LIMITATIONS)) EXCEED (A) DURING THE FIRST YEAR OF THE AGREEMENT, $[*], (B) DURING THE SECOND YEAR OF THE AGREEMENT, [*]% OF THE SHARE OF GROSS REVENUES RETAINED BY [*] DURING THE [*] YEAR OF THE AGREEMENT AND (C) THEREAFTER, THE SHARE OF GROSS REVENUES RETAINED BY [*] DURING THE PRIOR [*] MONTHS. FOR AVOIDANCE OF DOUBT, THE LIABILITY CAPS SET FORTH IN SUBSECTIONS (A), (B) AND (C) ABOVE ARE NOT CUMULATIVE.
     11.3 Exceptions from Exclusions and Limitations.
          11.3.1 Nothing in this Agreement shall exclude or limit either Party’s liability for: (a) breaches of Section 14 (Confidentiality) or 16 (Public Relations); (b) with regard to Google, amounts owed under Section 4 (Compensation) and with regard to Yahoo!, amounts owed under Section 13.6.2; (c) infringement or misappropriation of the other Party’s Intellectual Property Rights; or (d) any amounts payable to third-parties pursuant to a Party’s indemnification obligations under Section 12 (Indemnification).
          11.3.2 With regard to Google’s liability for any breaches of [*], the provisions of Section 11.1 (No Consequential Damages) shall apply (except with regard to any amounts payable to third-parties pursuant to Google’s indemnification obligations under subsection (d) of Section 12.1.1) but the provisions of Section 11.2 (Liability Cap) shall not apply. With regard to Yahoo!’s liability for breaches of Sections [*], the provisions of Section 11.1 (No Consequential Damages) shall apply (except with regard to any amounts payable to third-parties pursuant to Yahoo!’s indemnification obligations under subsection (i) of Section 12.2 (Yahoo! Indemnity)) but the provisions of Section 11.2 (Liability Cap) shall not apply.
          11.3.3 Except as set forth in Section 12.1.2(b), Google’s liability under subsections (b) and (c) of Section 12.1.1 shall not exceed $[*] million per suit and $[*] million in the aggregate.
          11.3.4 If (a) Google intentionally and materially breaches this Agreement in bad faith in a manner that substantially and materially frustrates Yahoo!’s ability to use or benefit from the AFS Service as contemplated herein when taken as a whole, and (b) in a notice of Dispute from Yahoo!, Yahoo! informs Google that Yahoo! believes that Google’s breach meets or is likely to meet the conditions set forth in this Section 11.3.4 (and references this Section 11.3.4), and Google does not make commercially reasonable efforts to cure such breach during the notice of dispute and escalation periods set forth in Sections 17.1.1 (Notice of Dispute) and 17.1.2 (Escalation), then with respect to that breach the provisions of Section 11.1 (No Consequential Damages) shall apply but the provisions of Section 11.2 (Liability Cap) shall not apply and the liability caps in the SLA shall not apply. [*] (x) [*] such breaches within [*] consecutive months or (y) [*] such breaches of the same provision within [*] months, then with respect to such [*] breach, [*].
          11.3.5 [*].

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

     11.4 Allocation of Risk. The Parties agree that (a) the mutual agreements made in this Section 11 (Limitation of Liability) reflect a reasonable allocation of risk, and (b) that each Party would not enter into the Agreement without these exclusions and limitations on liability and the exceptions set forth above.
12. INDEMNIFICATION
     12.1 Google Indemnity.
          12.1.1 Indemnification Obligations. Google will defend, or at its option settle, any third-party claim, suit, action, administrative, regulatory or other proceeding brought against Yahoo!, any entity to which this Agreement is assigned (as permitted under Section 18.4 (Assignment; Delegation)) and each of their employees, officers, directors, representatives and agents (each, a “Yahoo! Indemnified Party”) based upon a claim (a) alleging that the AFS Service or AFC Service or any portion or element thereof, or the technology used to provide the AFS Service or AFC Service or any portion or element thereof, [*]; (b) alleging that any Advertising Result [*]; (e) alleging that Google is in breach or otherwise in violation of any third-party agreement by entering into and/or performing under this Agreement; (f) arising from breach of any representation or warranty made by Google to Yahoo! in Section 7 (General Representations and Warranties) of this Agreement or otherwise alleging facts, which if true, would constitute a breach of such representation or warranty; or (g) alleging that a Google Brand Feature infringes any third-party trademark, service mark, domain name or trade dress rights or any copyrights in the Territory.
          12.1.2 Exclusions.
          (a) Notwithstanding the foregoing, in no event shall Google have any obligations or liability under this Section 12 to the extent arising from: [*].
          (b) [*].
          12.1.3 Right to Ameliorate Damages. [*].
     12.2 Yahoo! Indemnity. Yahoo! will defend, or at its option settle, any third-party claim, suit, action, administrative or regulatory or other proceeding brought against Google, any entity to which this Agreement is assigned (as permitted under Section 18.4) (Assignment; Delegation) and each of their respective employees, officers, directors, representatives and agents based upon a claim: (a) [*]; (b) arising from a breach of any representation or warranty made by Yahoo! to Google in Section 7 (General Representations and Warranties) of this Agreement or otherwise alleging facts, which if true, would constitute a breach of any such representation or warranty; (c) arising from or relating to any claim alleging that Yahoo! is in breach or otherwise in violation of any third-party agreement by entering into and/or performing under this Agreement; [*].
     12.3 General. Indemnification provided under Sections 12.1 (Google Indemnity) and 12.2 (Yahoo! Indemnity) shall be limited to [*]. The foregoing obligations shall exist only if the Party seeking indemnification (“Indemnitee”): (i) promptly notifies the Indemnitor of such claim,

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

(provided that the failure to provide prompt notice shall only relieve Indemnitor of its obligation to the extent Indemnitor is materially prejudiced by such failure and can demonstrate such prejudice), (ii) provides the Indemnitor with reasonable information, assistance and cooperation in defending the lawsuit or proceeding, and (iii) gives the Indemnitor full control and sole authority over the defense, at the Indemnitor’s sole expense, and settlement of such claim, provided that any settlement shall not make any admissions, obligate or bind Indemnitee to pay money without the Indemnitee’s prior written consent, which shall not be unreasonably withheld. In addition, the Indemnitor shall not agree to any settlement on behalf of the Indemnitee under this Section 12, without the Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed, in which the Indemnitee is required to or restrained from performing any act except (in the case of Yahoo!) to cease using the Services, or in which the Indemnitee is required to pay any money. The Indemnitee may join in defense with counsel of its choice at its own expense. The Indemnitor shall only reimburse the Indemnitee for expenses incurred by the Indemnitee with the Indemnitor’s prior written approval. [*].
     12.4 SOLE REMEDY. SECTION 12 (INDEMNIFICATION) STATES THE PARTIES’ ENTIRE LIABILITY AND EXCLUSIVE REMEDY [*].
     12.5 Third-Party Claims Arising From a Party’s Breach. Except as expressly provided in Section 12.1 (Google Indemnity) or Section 12.2 (Yahoo! Indemnity), neither Party will have any obligation to indemnify the other Party for third-party claims arising from or relating to (a) Google’s provision of the Services in any manner in breach of this Agreement or (b) Yahoo!’s use of the Services in any manner in breach of this Agreement; provided that any damages incurred by Yahoo! (with respect to claims under subsection (a)) or by Google (with respect to claims under subsection (b)), including the payment of money damages (in the case of claims from a third-party that has an agreement in place with Yahoo!, money damages provided that commercially reasonable limitations of liability provisions are in place) and attorneys’ fees and costs awarded in any unappealable court decision or binding arbitration and direct money damages and reasonable attorneys’ fees and reasonable costs incurred in connection with defending or settling such third-party claims, will be deemed direct damages recoverable under this Agreement, subject to the limitation of liability under Section 11.2 (Liability Cap) and any applicable exceptions to such limitation under Section 11.3 (Exceptions from Exclusions and Limitations).
13. TERM AND TERMINATION
     13.1 Term. This Agreement will commence on the Effective Date and continue for a period of four years thereafter (the “Initial Term”). Yahoo! Inc. may renew the Agreement for up to two additional terms of three years each (each a “Renewal Term”). Any renewal hereunder shall be made by Yahoo! Inc. in writing at least [*] days prior to the expiration of the then-current Term. “Term” means the Initial Term and any Renewal Terms.
     13.2 Termination for Breach.
          13.2.1 Material Breach. Subject to Section 13.2.3 (Limitation on Termination Rights), either Party may terminate this Agreement in the event of the other Party’s material breach of this Agreement upon [*] days written notice to the other Party if such material breach

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions remains uncured after the expiration of the [*]-day notice period. [*]. In addition, the Agreement may be terminated as set forth in the SLA.
          13.2.2 Repeat Breaches. Subject to Section 13.2.3 (Limitation on Termination Rights), either Party may terminate this Agreement with [*] days notice if the other Party materially breaches the same material term or condition of this Agreement [*].
          13.2.3 Limitation on Termination Rights. Notwithstanding Sections 13.2.1 (Material Breaches) and 13.2.2 (Repeat Breaches) above and without limitation of Google’s other rights and remedies under this Agreement (including Section 13.3 (Suspension Rights)), Google may not terminate this Agreement as a result of any material breach of [*]. In any event, Yahoo! shall be obligated to cure such material breach as promptly as practicable.
          13.2.4 Scope of Termination Rights. [*].
     13.3 Suspension Rights. In addition to any other rights that a Party may have under this Agreement:
          13.3.1 In General. A non-breaching Party may upon prior written notice, suspend performance under this Agreement, or the provision of any Service hereunder if the other Party materially breaches [*].
          13.3.2 Specific to Services. Google may, upon prior written notice, suspend performance under this Agreement, or the provision of any Service hereunder, if
          (a) Yahoo!’s implementation of the Services is not in compliance with [*]; provided that Google will promptly notify Yahoo! of such non-compliance prior to any suspension (except for emergency situations) [*];
          (b) Yahoo! Inc. delivers a notice, or, if sooner, the occurrence of an event that obligates Yahoo! Inc. to deliver a notice, pursuant to Section 13.4.1(a) as a result of the execution of a CIC Agreement with one of the Specified Parties;
          (c) immediately following any annual or special meeting of the stockholders of Yahoo! Inc., a majority of the board of directors of Yahoo! Inc. is comprised of persons who (i) did not serve on Yahoo! Inc.’s board of directors immediately prior to such annual or special meeting of stockholders, and (ii) were nominated for election at such annual or special meeting or for whom proxies were solicited (it being understood that, for purposes of this Section 13.3.2(c) and Section 13.3.3(b), a person is not deemed to solicit proxies for a nominee unless that person files or is required to file a preliminary or definitive proxy statement with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or furnishes or requests proxy cards or a form for revoking proxy cards to stockholders of Yahoo! Inc.) prior to such meeting by one of the Specified Parties (it being understood that any director nominated or appointed by a board that includes a majority of directors nominated by or for whom proxies were solicited by one of the Specified Parties shall be deemed to be a director nominated by or for whom

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions proxies were solicited by one of the Specified Parties); provided that, for purposes of this Section 13.3.2(c) and Section 13.3.3(b), solely with respect to the first two annual or special meetings of the stockholders of Yahoo! Inc. held after the Effective Date where the election of a majority of the members of the board of directors of Yahoo! Inc. is before the stockholders of Yahoo! Inc. (the “Specified Meetings”; provided that any meeting of the stockholders of Yahoo! Inc. that occurs after September 1, 2009 shall not be a Specified Meeting), Specified Parties shall be deemed to include any and all persons other than Yahoo! Inc., its directors, officers and employees and any persons retained by Yahoo! Inc. for the purpose of soliciting proxies at such meeting; or
          (d) the board of directors of Yahoo! Inc. recommends that Yahoo! Inc. stockholders accept a tender or exchange offer by one of the Specified Parties.
          13.3.3 Suspension in General.
          (a) Any suspension pursuant to this Agreement, other than a suspension pursuant to Sections 13.3.2(b)-(d), will be narrowly tailored in scope and duration to alleviate the harm caused by the breach with respect to the applicable Services and with respect to the Properties, but the non-breaching Party may suspend across the affected Services and Properties more broadly to the extent necessary to prevent material harm to its business or under this Agreement (e.g., that the integrity of the Services may be compromised) to the non-breaching Party. [*].
          (b) Notwithstanding subsection (a) above, in the event Google has suspended the Agreement pursuant to Sections 13.3.2(b)-(d), then the suspension shall cease upon, and Google will resume providing the Services as soon as practicable after and, in any event, not later than 30 days after, the earliest of (i) the end of the CIC Termination Period, (ii) if applicable, the date on which the CIC Agreement is terminated, (iii) if applicable, four months (two months in the instance of a second Specified Meeting) following the annual or special meeting of Yahoo! stockholders referred to in Section 13.3.2(c), or such earlier date on which the directors nominated by or for whom proxies were solicited by one of the Specified Parties or, solely with respect to the Specified Meetings, by such other person deemed to be included as a Specified Party in accordance with the proviso in Section 13.3.2(c) (it being understood that any director nominated or appointed by a board that includes a majority of directors nominated by or solicited for by one of Specified Parties or such other person deemed to be included as a Specified Party shall be deemed to have been nominated by or solicited for by one of the Specified Parties or such other person deemed to be included as a Specified Party, cease to constitute a majority of Yahoo! Inc.’s board of directors, or (iv) if applicable, the date on which the tender or exchange offer referred to in Section 13.3.2(d) is terminated or expires without resulting in a Change in Control.
     13.4 Termination for Change in Control.
          13.4.1 As promptly as practicable, but in no event later than the close of business on the next Business Day, following the earlier to occur of (a) the execution of a definitive agreement by a Party providing for one or more transactions that, if consummated

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

(including by the exercise of any option or right to acquire beneficial ownership of voting securities), would result in a Change in Control of such Party (a “CIC Agreement”), or (b) the occurrence of a Change in Control of such Party, such Party shall provide the other Party written notice of the execution of such CIC Agreement or the occurrence of such Change in Control, as the case may be and either Party shall have the option to terminate this Agreement upon written notice to the other Party given no later than the 30th day following the occurrence of such Change in Control (the period from the earlier of the occurrence under Sections 13.4.1(a) and 13.4.1(b) through such 30th day, the “CIC Termination Period”). Such termination will be effective (x) upon the occurrence of the Change in Control, if such notice of termination is given prior to the occurrence of the Change in Control or (y) upon the delivery of such termination notice, if the occurrence of the Change in Control has already occurred.
          13.4.2 For the purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
          (a) the consummation of a merger, consolidation, statutory share exchange, recapitalization, restructuring or business combination involving directly or indirectly the Party or a subsidiary of the Party, other than a merger, consolidation, statutory share exchange, recapitalization, restructuring or business combination which would result in the voting securities of the Party outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction; provided, that if the merger, consolidation, statutory share exchange, recapitalization, restructuring or business combination involves directly or indirectly a Specified Party, a Change in Control shall be deemed to occur if the merger, consolidation, statutory share exchange, recapitalization, restructuring or business combination would result in the voting securities of the Party outstanding immediately prior thereto no longer continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction;
          (b) the approval by the stockholders of a Party of a plan of liquidation and dissolution of a Party;
          (c) the sale or disposition by a Party of all or substantially all of the Party’s consolidated assets;
          (d) at any point in time Yahoo! no longer owns and, with respect to the U.S. and Canada algorithmic search and search advertising business, controls a majority portion of Yahoo!’s technology and intellectual property assets (e.g., software, know-how, algorithms), taken as a whole, that in the twelve month period prior to that time had been owned by Yahoo! and used to provide services in the U.S. and Canada for either (i) its algorithmic search business or (ii) its search advertising business. Without limiting the generality of the foregoing, to the extent that Yahoo! grants an exclusive (including as to Yahoo!) license in such technology and intellectual property assets for the U.S. and Canada for the operation of an algorithmic search business or search advertising business, such technology and intellectual property assets are no longer controlled by Yahoo! for the purposes of this Section. For the avoidance of doubt, the direct or indirect use of third-party technology and intellectual property assets by

Yahoo! to provide services in the U.S. and Canada in either its algorithmic search business or its search advertising business shall not, in and of itself, constitute a Change in Control; or
          (e) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of a Party representing more than 50% of the total voting power represented by the Party’s then outstanding voting securities; provided, that (i) if such person is one of the Specified Parties identified in clause (a) of Section 1.89, a Change in Control shall be deemed to occur if such Specified Party becomes the beneficial owner of securities representing more than 35% of the total voting power represented by the Party’s then outstanding voting securities, and (ii) if such person is a Specified Party identified in clause (b) of Section 1.89, a Change in Control shall be deemed to occur if such Specified Party becomes the beneficial owner of (x) securities representing more than 15% of the common stock or total voting power represented by the Party’s then outstanding voting securities or (y) any equity or voting securities of the Party acquired from such Party or pursuant to any direct or indirect arrangement, agreement or understanding between the Party and such person representing (or having a right to receive in the aggregate) 5% or more of the Party’s total equity value or 1% or more of the Party’s annual revenues on a consolidated basis (excluding, in the case of clause (y), (A) securities acquired by an investment fund in which such Specified Party owns less than a 5% interest, (B) securities acquired in a bona fide underwritten, SEC-registered offering to the capital markets generally where the Party is not directing the underwriter to resell securities to such Specified Party or (C) securities acquired by such person in consideration for the sale of an entity or assets, provided such Party does not as part of the same transaction or series of related transactions enter into any commercial or business transaction with such Specified Party other than transition or other agreements necessary for the purposes of effecting the sale).
          13.4.3 In the event that a Party has executed a CIC Agreement, then, in addition to the notice required by Section 13.4.1, such Party shall provide written notice to the other Party as promptly as practicable, but in no event later than the close of business on the next Business Day, following the consummation of the transaction resulting in a Change in Control.
     13.5 Termination for Gross Revenue Amounts.
Beginning ten months following the first launch of either of the Services on the first Property under this Agreement (other than for testing purposes) and each month thereafter, if Gross Revenues from all Properties are less than $83,333,333 in aggregate during the four prior calendar months, then Google may terminate this Agreement upon 30 days prior written notice to Yahoo!, except in the event that Yahoo!’s failure to generate such amounts was directly caused by any breach of this Agreement by Google (including any suspension by Yahoo! as a result thereof), any failure of Google to meet its obligations under the SLA, Yahoo!’s exercise of its rights under Section 2.11.3 (Remedies; Removal and [*]), or any delay in the launch of Services by Google under Section 2.7 (Launch of Services). Google must exercise its right to terminate

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions under this Section 13.5 within 30 days of the end of the last consecutive calendar month giving rise to such right.
     13.6 Effect of Termination; Survival.
          13.6.1 Upon the termination or expiration of this Agreement, all licenses granted pursuant to this Agreement will terminate immediately and any and all of Yahoo!’s rights and access to the Services shall cease. The respective rights and obligations of the Parties under the following Sections will survive any expiration or termination of this Agreement: (a) 2.17.2(a) and (b), 3.4.1 (in accordance with its terms), 4.6, 4.7 (but only for six months after such expiration or termination), 5.1.2, 5.3, 5.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.11, 10, 11, 12, 13.6, 14, 17 and 18; and (b) 4.1, 4.2, 4.3, 4.5 and 6.4 (to the extent required to fulfill both Parties’ reporting and payment obligations for Ads served on the Properties prior to the termination or expiration of this Agreement). Except as set forth in the immediately preceding sentence, upon termination or expiration of this Agreement, neither Party shall have any further obligation to the other; provided that, no termination or expiration of this Agreement will relieve any Party for any liability for any breach of or liability accruing under this Agreement prior to the termination or expiration thereof. Upon receipt of a written request from a Disclosing Party after the termination or expiration of this Agreement, the Receiving Party will either deliver to the Disclosing Party, or destroy or render useless, within 30 days of receipt of such written request, all copies of any Confidential Information (whether in tangible or electronic form) of the Disclosing Party provided hereunder in its possession, custody or control, except to the extent, and only for so long as, required by Law or needed in connection with actual or anticipated litigation or for tax or auditing purposes to maintain an archived copy thereof, and will furnish to the Disclosing Party, within ten days of any delivery or destruction thereof, an affidavit signed by an officer of the Receiving Party certifying to the best of his or her knowledge, which materials were delivered or destroyed hereunder, or remain in the Receiving Party’s archives. In addition, upon termination under Section 13.4.1, the non-terminating Party will use commercially reasonable efforts to either deliver to the terminating Party, or destroy or render useless, all copies of any data or information provided under Section 6.4 (Reporting) (other than Gross Revenue, which may be disclosed on a confidential basis, and except as such data is combined with non-Google information such that it is not reasonably associatable to Google) in its possession, custody or control, except to the extent, and only for so long as, required by Law or needed in connection with actual or anticipated litigation or for tax or auditing purposes to maintain an archived copy thereof, and will furnish to the terminating Party, within ten days of any delivery or destruction thereof, an affidavit signed by an officer of the non-terminating Party certifying to the best of his or her knowledge, which materials were delivered or destroyed hereunder, or remain in the non-terminating Party’s archives.
          13.6.2 In the event that (a) Yahoo! or Google provides the other Party with a notice of termination pursuant to subsection (a) of Section 13.4.1 as a result of a pending or consummated Change in Control with respect to Yahoo! Inc. and (b) (x) such termination becomes effective within 24 months of the Effective Date, and (y) solely with respect to a termination by Google as a result of a Change in Control of Yahoo! as defined in subsection (ii) of Section 13.4.2(e), had the Agreement not been so terminated, Google would have within 24 months of the Effective Date been able to provide Yahoo! with a notice of termination as a result of a Change in Control as defined in Section 13.4.2(e)(i) and such termination would have become effective within 24 months of the Effective Date, then Yahoo! shall pay to Google, by wire transfer of immediately available funds to an account or accounts designated in writing by Google, within two Business Days after demand by Google, an amount equal to (but in no event less than zero): (a) $250,000,000 less (b) one-half of an amount equal to (i) all Gross Revenues through the date of termination less (ii) the amount equal to Yahoo!’s share of such Gross Revenues as determined and paid or payable to Yahoo! pursuant to Sections 4.1 (AFS Services) and 4.2 (AFC Services) during the same period. The following provisions shall apply to this Section 13.6.2:
          (a) Governing Law for Section 13.6.2:. Section 13.6.2 shall be governed by, enforced in accordance with, and interpreted under, the laws of the State of Delaware, without reference to applicable principles of conflicts of laws.
          (b) Consent to Jurisdiction for Section 13.6.2. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and, if jurisdiction is not available in such state court, the Federal Courts of the United States of America located in the State of Delaware over any dispute arising out of or relating to Section 13.6.2 and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to Section 13.6.2 brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of Section 13.6.2 and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved. Each Party consents to process being served by the other Party in any proceeding of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 18.5 (Notices).
          (c) No Arbitration. For purposes of clarification, Section 17 (Dispute Resolution; Arbitration) shall not apply to any dispute arising out of or relating to Section 13.6.2; any other claims or disputes arising out of or relating to this Agreement shall be governed by Section 17 (Dispute Resolution; Arbitration).
          (d) Integral to Agreement. Yahoo! acknowledges that the agreements contained in Section 13.6.2 are reasonable and an integral part of the transactions contemplated by this Agreement and that, without these agreements, Google would not have entered into this Agreement.
14. CONFIDENTIALITY
     14.1 Confidentiality. Each Party (a “Receiving Party”) understands that the other Party (the “Disclosing Party”) may disclose to the Receiving Party information under this Agreement of a confidential nature including, without limitation, product information, pricing, financial information, end user information, software, specifications, research and development and proprietary algorithms or other materials that is (a) clearly and conspicuously marked as “confidential” or with a similar designation; (b) is identified by the Disclosing Party as confidential and/or proprietary before, during, or promptly after presentation or communication; or (c) is disclosed to Receiving Party in a manner in which the Disclosing Party reasonably communicated, or the Receiving Party should reasonably have understood under the circumstances, that the disclosure should be treated as confidential, whether or not the specific designation “confidential” or any similar designation is used (“Confidential Information”). Confidential Information shall not include information (i) previously known to the Receiving

Party without an obligation of confidence owed to the Disclosing Party, (ii) independently developed by or for the Receiving Party without use of or access to the Disclosing Party’s Confidential Information, (iii) acquired by the Receiving Party from a third-party which is not known by the Receiving Party to be under an obligation of confidence owed to the Disclosing Party with respect to such information, or (iv) which is or becomes publicly available through no breach of this Agreement by the Receiving Party.
     14.2 Disclosure and Use. Except with the prior written consent of the Disclosing Party, neither Party shall (a) disclose any Confidential Information of the Disclosing Party other than to (i) its own officers, directors, employees, attorneys, accountants, financial advisors and contractors who are actively involved in fulfilling the obligations and/or exercising the rights of the Receiving Party under this Agreement, (ii) its Officers and members of its Board of Directors or (iii) on a need to know basis, those who are actively involved in analyzing and advising the Receiving Party for legal, accounting or financial purposes (including preparing or reviewing a Party’s financial reports) and with respect to (i), (ii) and (iii) who have signed a non-disclosure agreement or are otherwise subject to confidentiality obligations; (b) use Confidential Information, except for fulfilling the obligations or, on a need to know basis, exercising the rights of the Receiving Party under this Agreement or analyzing and advising the Receiving Party on legal or financial matters; (c) make copies or allow others to make copies of such Confidential Information except in connection with disclosures pursuant to Section 14.2 (a) or (b) or as is reasonably necessary to fulfill the Receiving Party’s obligations or exercise its rights under this Agreement; or (d) remove or export any such Confidential Information from the country of the Receiving Party in violation of Laws. This Section 14.2 (or the rest of the Agreement) shall not prevent a Party from using Confidential Information, Data or Services Information as is necessary to support or defend a Dispute within the meaning of Section 17 (Dispute Resolution; Arbitration), including any Disputes that arise pursuant to Section 13.6.2, and then only to the extent that the arbitrators, or a court for Disputes governed by Section 13.6.2, enters an appropriate protective order regarding Confidential Information (or Services Information) and the Party complies with Section 17.2.5 (Confidentiality of Proceedings), with such provisions applying mutatis mutandis to Disputes arising under Section 13.6.2. The Receiving Party shall treat the Confidential Information with at least the same degree of care and protection as it would use with respect to its own confidential information of a similar nature, but in no event less than a reasonable standard of care. The foregoing obligations shall survive for a period of five years following the termination or expiration of this Agreement, except in the case of source code, in which case the foregoing obligations shall be perpetual.
     14.3 Agents and Contractors.
          14.3.1 Agents and Contractors. Neither Party will retain or utilize any of the Specified Parties (or any of their then-current employees) as its agent, contractor or advisor for any purposes under Section 14.2 (Disclosure and Use). The foregoing does not limit Yahoo!’s ability to obtain Comparable Ads from any of such entities. Confidential Information disclosed by a Party to contractors under 14.2 will be disclosed only to the extent that such contractors (x) have a need to know such Confidential Information in connection with the purpose of the permitted disclosure, (y) have signed a non-disclosure and non-use agreement with such Party that protects the confidentiality of Data with provisions at least as protective as this Agreement, and (z) have a contract with such Party that requires them to use Confidential Information only to fulfill such Party’s obligations under this Agreement.
     14.4 Required Disclosures. A Receiving Party or its officers, directors, employees, attorneys, accountants, financial advisors or contractors may make a disclosure of Confidential

Information if required either by Law or legal process (as a result of legal compulsion or in order to advance a defense to a claim), in response to a request by a governmental or regulatory agency, including but not limited to, a national stock market or exchange, or the Securities and Exchange Commission or other regulatory agency, or in connection with a proceeding before a court, adversary proceeding, administrative proceeding, governmental or regulatory proceeding, including but not limited to, the rules and regulations of a national stock market or exchange, or the Securities and Exchange Commission or other regulatory agency if (a) the Receiving Party only discloses that portion of the Confidential Information reasonably required to be disclosed (on advice by Receiving Party’s counsel); and (b) the Receiving Party provides reasonable written notice to the Disclosing Party pursuant to Section 18.5 (Notices) in advance of the disclosure so that the Disclosing Party may, at its election, seek confidential treatment for the Confidential Information, a protective order or other appropriate remedy, relief or assurances, and the Receiving Party shall cooperate with the Disclosing Party to obtain such confidential treatment, orders or other remedies, relief or reliable assurances that confidential treatment will be afforded the Confidential Information so disclosed; or (c) the Disclosing Party consents in writing to having the Confidential Information produced or disclosed. Disclosure under this Section 14.4 shall not relieve the Receiving Party of its obligations of confidentiality generally under this Agreement. In no event shall the Receiving Party or its officers, directors, employees, attorneys, accountants, financial advisors or contractors oppose an action by the Disclosing Party to obtain a protective order or other relief requiring that Confidential Information to be disclosed under this Section 14.4 be treated confidentially. In the event that the Receiving Party or its officers, directors, employees, attorneys, accountants, financial advisors or contractors, as the case may be, shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its officers, directors, employees, attorneys, accountants, financial advisors or contractors, as the case may be, without any liability hereunder.
     14.5 Confidentiality of Agreement. Each Party agrees that the terms and conditions of this Agreement shall be deemed Confidential Information of the other Party and will be disclosed only as set forth in this Section 14 or as otherwise provided in Section 16 (Public Relations and Communications). For avoidance of doubt, if a Party enters into negotiations for a corporate transaction, where the consummation of such transaction would result in a Change in Control of such Party, prior to closing such corporate transaction the Party may not disclose the terms of this Agreement (except to the extent such terms have already been publicly disclosed in compliance with this Section 14 or Section 16 (Public Relations and Communications)) or the other Party’s Confidential Information.
     14.6 Filings. Notwithstanding anything in this Agreement to the contrary, either Party may disclose the existence and material terms of this Agreement as required by applicable securities laws and regulations (including, without limitation, Regulation FD and the obligation to file reports on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act of 1934, as amended) or the rules of any national stock market or exchange on which such party’s common stock is listed, provided that such Party (a) provides written notice to the other Party pursuant to Section 18.5 (Notices) and solicits the other Party’s views as to which terms of this Agreement the other Party desires confidential treatment for, including the justification for such confidential treatment, in each case a reasonable time in advance of the disclosure, and (b) requests confidential treatment, in accordance with the rules and regulations of the Securities and Exchange Commission, of those terms of this Agreement so identified by the other Party, except to the extent that such Party reasonably determines, with the advice of counsel and after soliciting the views of the other Party pursuant to (a) above and discussing with the other Party the reasons for such determination (including the advice of counsel), that any such terms are not appropriate subjects for a request for confidential treatment under the rules and regulations of the Securities and Exchange Commission.
     14.7 Injunctive Relief. The Parties acknowledge and agree that breach of this Section 14 may cause irreparable injury for which monetary damages are not an adequate remedy. Accordingly, each Party may seek injunctive relief and any other available equitable remedies to enforce the provisions of this Section 14, without posting a bond if otherwise required by Law.
15. ACCOUNT MANAGEMENT
     15.1 Account Managers.
          15.1.1 Appointment. Google and Yahoo! will each designate an appropriate number of senior employees of their respective companies or of an Affiliate (the “Account Managers”). Such number of Account Managers will be determined by the mutual agreement of the Parties and will be appropriate in light of the potential complexity of and revenue generated under this Agreement. The Account Manager together with other personnel as determined by the Account Managers will meet telephonically or in person (a) from time to time (at a minimum on a monthly basis) to discuss the various elements of this Agreement and Google’s proposed updates to the Services; or (b) as needed to resolve any business or technical issues that may arise with respect to this Agreement. Each Party will be responsible for all travel and any other costs and expenses for its representatives to attend meetings of, or otherwise participate in, such meetings.
          15.1.2 Escalation. Any issue requiring resolution by the Account Managers that remains unresolved will be resolved in accordance the dispute resolution procedures of Section 17.1 (Dispute Resolution).
          15.1.3 Ongoing Cooperation. Each Party agrees to devote appropriate resources in an effort to achieve the purposes of this Agreement. Because of the scope of this Agreement and in light of the rapid evolution of technologies underlying this Agreement and laws governing the Services, the Parties agree to cooperate reasonably and in good faith to address unforeseen circumstances, such as the evolution of technology or changes in Law.
          15.1.4 Affiliates. The Parties will cooperate to streamline and centralize communications under this Agreement to avoid unnecessary communication involving Affiliates. Each Party shall be primarily liable for performance by its Affiliates. Each Party shall be fully responsible for compliance by its Affiliates with the terms and conditions of this Agreement.
16. PUBLIC RELATIONS AND COMMUNICATIONS
     16.1 Publicity. No Party may make any public announcement or issue any press release about the existence or terms of this Agreement without the other Party’s prior written consent. Any and all public announcements and press releases regarding the existence and terms of this Agreement and the method of its release will be approved in advance of the release, in writing, by both Yahoo! and Google and once released, either Party may repeat information released in accordance with this Section 16.1 without further consent of the other Party. For purposes of clarification, a Party does not need to seek approval from the other Party to disclose the existence and terms of this Agreement if such Party is repeating a public statement that has been previously approved by the other Party or publicly disclosed in accordance with this Section 16.1 or 14.6 (Filings).

     16.2 Regulatory Cooperation.
          16.2.1 The Parties will implement the Services under this Agreement 105 days after the Effective Date (or as extended upon agreement of the parties), or sooner if a Governmental Authority provides notice that any regulatory issues, objections or concerns have been resolved.
          16.2.2 In connection with any regulatory proceedings relating to this Agreement, the Parties will consult and cooperate reasonably with one another, consider in good faith the views of one another, and provide to the other Party in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals they or their agents make or submit to a Governmental Authority. Without limiting the foregoing, the parties hereto agree to (a) give each other reasonable advance notice of all meetings with any Governmental Authority, (b) give each other an opportunity to participate in each of such meetings, (c) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Authority, (d) if any Governmental Authority initiates a substantive oral communication promptly notify the other party of the substance of such communication, (e) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority, (f) provide each other with copies of all written communications to or from any Governmental Authority, (g) not advance arguments in connection with any regulatory review or litigation proceeding related to this Agreement (other than litigation between the Parties) over the objection of the other Party that would reasonably be likely to have a significant adverse impact on that other Party, and (h) defend any lawsuits or similar actions filed on competition grounds (whether initiated by a Governmental Authority or otherwise), unless doing so is not commercially reasonable with respect to that party (taking all factors into account, including without limitation effects on a party’s brand or business outside the scope of the Agreement), provided however, that neither Party shall be required to comply with subsection (b) to the extent that the Governmental Authority objects to the participation of the Party, or with subsections (e) or (f) to the extent that such disclosure may raise regulatory concerns (in which case, the disclosure may be made on an outside counsel basis).
          16.2.3 The Parties will cooperate reasonably in working with regulatory authorities to resolve any issues, objections or concerns they may have, and, if necessary, will amend this Agreement to resolve any such outstanding regulatory issues, objections or concerns, provided that any such amendment is commercially reasonable for each Party (taking all factors into account, including without limitation effects on a party’s brand or business outside the scope of the Agreement).
          16.2.4 Either Party may terminate the Agreement (a) 120 days after the Effective Date in order to avoid or end a lawsuit or similar action filed on competition-law grounds if (i) such party has taken all actions in compliance with this Section 16.2 including offering to make commercially reasonable amendments to this Agreement, and (ii) defending such action is not commercially reasonable with respect to that Party (taking all factors into account, including without limitation effects on a party’s brand or business outside the scope of the Agreement); or (b) if a court of competent jurisdiction has entered an order enjoining the implementation of the Agreement.

17. DISPUTE RESOLUTION; ARBITRATION
     17.1 Dispute Resolution. Except with respect to a Party’s request for equitable or provisional relief or to otherwise protect its Intellectual Property Rights or Confidential Information provided under this Agreement, no civil action, proceeding as set forth below with respect to any dispute, controversy or claim arising out of, or relating to, or in connection with, this Agreement, or the breach, termination, or validity hereof, including the validity of this dispute resolution provision (each of which dispute, controversy, or claim will be termed a “Dispute”) between the Parties may be commenced, nor may a Party terminate any portion of this Agreement for a material breach of a material warranty, representation, covenant or obligation of this Agreement, until the Parties have first attempted in good faith to resolve the Dispute amicably in accordance with this Section 17.1.
          17.1.1 Notice of Dispute. In the event of a Dispute, the Party raising the Dispute shall give written notice to the other Party setting forth the details of the Dispute and any proposed solution or compromise. The Parties shall cooperate in good faith to resolve the Dispute within [*] days of receipt of the notice of Dispute.
          17.1.2 Escalation. In the event that the Parties are unable to resolve the Dispute within [*] days, the Parties shall escalate the Dispute by referring the details of the Dispute, the status of the negotiations and any proposed compromise in writing to the Parties’ respective designated executive (who shall be at least at a “Senior Vice President” level). The Parties’ designated executives shall have [*] days from receipt of notice of the Dispute or such longer period as the Parties may mutually agree to in writing, to resolve the Dispute in good faith. If the Parties’ designated executives are unable to resolve the Dispute, the Dispute will be escalated to an Officer of each Party, who shall have [*] days, or such longer period as the Parties may mutually agree to in writing, to attempt to resolve the Dispute in good faith.
     17.2 Arbitration. If the Parties cannot resolve a Dispute pursuant to Section 17.1 above, and with the sole exception of Disputes governed by Section 13.6.2, any and all Disputes (including, but not limited to, the validity of this agreement to arbitrate) will be settled exclusively by final and binding arbitration joining all of the claims asserted by or against the Parties in connection with such Dispute or claim. The arbitration will be conducted in Santa Clara County, California and shall be administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect except as limited or expanded by this Agreement. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration (e.g., to compel arbitration) or from seeking equitable or provisional relief from a court of competent jurisdiction.
          17.2.1 Smaller Claims. If the Dispute involves a claim for monetary damages only and in an amount equal to or less than $[*], exclusive of legal fees and costs of the arbitration, then the Parties will jointly select one independent arbitrator who is experienced and knowledgeable about the Internet industry and about the particular products or services at issue and who is not an employee, consultant or former employee or consultant of either Party. If the Parties do not agree on the identity of the arbitrator within five Business Days of the commencement of the arbitration, either Party may apply to JAMS for the appointment of an arbitrator who will have, to the greatest extent possible, experience and knowledge about the

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Internet industry and about the particular products or services at issue. If required to act in accordance with this Section to appoint a single arbitrator in lieu of a Party, JAMS will appoint an arbitrator within 15 days of such application.
          17.2.2 Larger Claims.
          (a) For all other Disputes governed by this Section 17.2, the Dispute will be determined by a panel of three arbitrators. The Party initiating the arbitration (the “Claimant”) will appoint an arbitrator experienced and knowledgeable about the Internet industry and about the particular products or services at issue and who is not an employee, consultant or former employee or consultant of either Party in its request for arbitration, demand for arbitration or notice of claim (the “Demand”). The Party responding to the Demand (the “Respondent”) will within 15 days appoint one arbitrator experienced and knowledgeable about the Internet industry and about the particular products or services at issue and who is not an employee, consultant or former employee or consultant of either Party and will notify the Claimant in writing of the appointment. If within 30 days after receipt of the Demand by the Respondent, either Party has not appointed an arbitrator, then that Arbitrator will be appointed by JAMS from its then-current roster of arbitrators for Large, Complex Commercial Disputes, and in making this appointment, JAMS will nominate an arbitrator who is (i) experienced and knowledgeable about the Internet industry and about the particular products or services at issue and (ii) not an employee, consultant or former employee or consultant of either Party. If required to act in accordance with this Section to appoint an arbitrator in lieu of a Party, JAMS will appoint an arbitrator within 15 days of such application.
          (b) Within 30 days of the appointment of the second arbitrator, JAMS shall appoint the third arbitrator in accordance with Rule 15 of the JAMS Comprehensive Arbitration Rules and Procedures. The third arbitrator must be (i) experienced and knowledgeable about the Internet industry and about the particular products or services at issue and (ii) not an employee, consultant or former employee or consultant of either Party. The third arbitrator will act as the chair of the arbitration panel.
          (c) Prior to the commencement of an arbitration proceeding, either Party may disqualify the appointment of an arbitrator for conflict of interest as established in good faith by the Party. Additionally, each Party may in its sole discretion exercise one peremptory disqualification of the third arbitrator.
          17.2.3 Choice of Law. This arbitration provision (including the validity and applicability of the agreement to arbitrate, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) and its interpretation, and with the sole exception of Disputes governed by Section 13.6.2, any and all disputes between the Parties arising out of or relating to this Agreement in any manner, shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California or the United States. The Parties specifically exclude from application to the Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.

          17.2.4 Conduct of Arbitration.
          (a) Evidence. In addition to documentary and other evidentiary submissions permitted under the JAMS Comprehensive Arbitration Rules and Procedures, the Parties each express an intent to work in good faith to limit the number of live witnesses to that reasonably required to permit just presentation of each side’s case. The arbitrators shall consider the number of witnesses at the Preliminary Conference and shall have the discretion to limit the number of witnesses necessary for just resolution of a Dispute. The Parties express an intent to minimize formal discovery, if any, but the arbitrators may, in their discretion, grant narrowly tailored discovery if required for just resolution of a Dispute.
          (b) Decision. The arbitration award will be a reasoned decision, will be in writing and will state with particularity the legal and factual bases for the decision and will be final and binding upon the Parties.
          (c) Fees and Awards. The arbitrators’ fees and costs of the arbitration will be borne by the Claimant and Respondent equally, unless the arbitration panel in its discretion makes a different provision in the final award. The arbitration panel is empowered in its discretion to include an award of costs, including reasonable attorneys’ fees and disbursements to the prevailing Party. In addition to monetary damages, the arbitration panel will be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. The arbitrators’ award of damages shall be limited by Section 11 (Limitation of Liability) and any other relief, including suspension or termination, will be consistent with the terms and conditions of this Agreement. The arbitrators will have no jurisdiction to, and are not empowered to, modify or amend the exclusions and limitations of liability set forth in this Agreement. The arbitration panel will be authorized in its discretion to grant pre- and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award will, to the maximum extent permitted by law, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court in the United States having jurisdiction over the relevant Party or any of its assets.
          17.2.5 Confidentiality of Proceedings. The Parties agree that any arbitration proceedings hereunder will be treated as the Confidential Information of both Parties and that the existence of the proceeding and any element of it (including, but not limited to, any pleadings, briefs or other documents submitted or exchanged and any testimony or other oral submissions and awards) will not be disclosed beyond the arbitration panel, except as may lawfully be required in judicial proceedings relating to the arbitration or in accordance with the disclosure provisions of Section 14.4 (Required Disclosures). In addition, if a Party’s Confidential Information is required to be disclosed pursuant to an arbitration proceeding or other judicial proceeding, the Receiving Party shall treat the Disclosing Party’s Confidential Information pursuant to the terms of Section 14 (Confidentiality).
18. MISCELLANEOUS
     18.1 Rules of Construction. As used in this Agreement, all words used herein, regardless of gender used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires. The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement in its entirety and not to any part hereof. All references herein to Sections and Exhibits shall be deemed references to and Sections of, and

Exhibits to, this Agreement. All Exhibits are hereby incorporated by reference into the Agreement. The word “including,” when used herein is not intended to be exclusive and means “including, but not limited to.” The headings used in this Agreement are inserted for convenience of reference only and do not constitute a part of and will not be utilized in interpreting this Agreement. The use of the word “all” shall be construed as “any and all,” the word “any” shall be construed as “any and all,” and the word “each” shall be construed as “all and each.” This Agreement has been negotiated by the Parties and their respective counsel and will be fairly interpreted in accordance with its terms and conditions pursuant to the governing Law selected by the Parties without application of any rules of construction relating to which Party drafted the Agreement in favor of, or against, either Party. Unless otherwise expressly provided herein, any references to any agreement (including this Agreement) or other contract, instrument or document or to any statute or regulation or any specific section or other provision thereof are to it as amended and supplemented (and, in the case of a statute or regulation or specific section or other provision thereof, to any successor of such statute, regulation, section or other provision). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. Unless otherwise expressly provided herein, any provision of this Agreement using a defined term (by way of example and without limitation, such as “Affiliate”) which is based on a specified characteristic, qualification, feature or status shall, as of any time, refer only to such persons or entities who have the specified characteristic, qualification, feature or status as of that particular time. This contract is written in American English and, if it is translated into any other language, the English-language version controls.
     18.2 Force Majeure. No Party will be liable for any failure or delay in performance of any of its obligations hereunder (except for the payment of amounts already owed) if such delay is due to acts of God, fires, flood, storm, explosions, earthquakes, general Internet outages, acts of war or terrorism, riots, insurrection or intervention of any government or authority; provided, however, that any such delay or failure will be remedied by such Party as soon as reasonably possible. Upon the occurrence of a force majeure event, the Party unable to perform will, if and as soon as possible, provide written notice to the other Parties indicating that a force majeure event occurred and detailing how such force majeure event impacts the performance of its obligations. Each Party will maintain during the Term, appropriate business continuity and disaster recovery plans, procedures, facilities and equipment to restore operation of their respective properties and services within a reasonable period of time under the circumstances.
     18.3 Amendment or Modification. Any amendments or modifications to the Agreement must (a) be in writing; (b) refer to the Agreement; and (c) be executed by an authorized representative of each Party.
     18.4 Assignment; Delegation. This Agreement and the performance of any duties hereunder may not be assigned, transferred, delegated (except as set forth below), sold or otherwise disposed of by a Party other than (a) with the prior written consent of the other Party, or (b) in connection with a Change in Control of the assigning Party, subject to the right to terminate under Section 13.4 (Termination for Change in Control). This Agreement will be binding upon and shall inure to the benefit of a Party’s permitted successors and assigns. Any purported assignment, transfer, delegation, sale or other disposition in contravention of this Section 18.4 is null and void. Notwithstanding the foregoing, either Party may delegate its performance to, or exercise its rights through, one or more Affiliates in the Territory; provided that in the event of any such delegation or exercise, each Party will remain liable and fully responsible for its Affiliates’ performance of and compliance with such Party’s obligations and duties under this Agreement.

     18.5 Notices. All notices must be in writing, given in English and addressed to the attention of the other Party’s legal department and primary point of contact. A list of contacts for each Party (as of the Effective Date) is set forth in Exhibit Q, which may be updated by the Parties from time to time. Notice will be deemed given (a) when received if delivered in person, (b) when receipt is verified in writing if delivered by overnight courier or mail or (c) when verified by receipt if delivered by facsimile.
     18.6 Waiver. Any of the provisions of this Agreement may be waived by the Party entitled to the benefit thereof. No Party will be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event will not be construed as continuing or as a bar to, or waiver of, any right or remedy as to a subsequent event.
     18.7 Remedies Cumulative. Except as expressly set forth herein, no remedy conferred upon any of the Parties by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder or now or hereafter existing at Law or in equity.
     18.8 Severability. If the application of any provision or provisions of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any arbitrator, arbitration panel or court of competent jurisdiction, the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby, and the Parties agree that the arbitrator, arbitration panel or court of competent jurisdiction making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable.
     18.9 Independent Contractors. The Parties acknowledge and agree that they are dealing with each other as independent contractors. Neither this Agreement nor any terms and conditions contained in this Agreement may be construed to: (a) give any Party the power to direct and control the day-to-day activities of any of the other; (b) create or constitute a partnership, joint venture, franchise, employment or agency relationship between or among the Parties; or (c) allow any Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever. No Party owes the other Party or any third-party any compensation for performing the actions contemplated by the Agreement except as expressly set forth in the Agreement.
     18.10 Equitable Relief. Nothing in this Agreement will limit either Party’s ability to seek equitable relief.
     18.11 Entire Agreement. The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof, including that certain Google Services Agreement dated as of April 1, 2008 and that certain Letter of Intent executed by the Parties on or about April 8, 2008. For the avoidance of doubt, this Agreement does not affect or supersede that certain [*]. This Agreement (including any exhibits thereto) constitutes the entire agreement with respect to the subject matter hereof, and any terms contained

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions in any related purchase order(s) or other documents (including the terms of any purchase order, invoice, “click-wrap,” “shrink-wrap” or other document accompanying any order, request or materials) pertaining to the subject matter of the Agreement shall be null and void. The Parties acknowledge that this Agreement does not affect the terms of any purchase order, invoice, “click-wrap,” “shrink-wrap” or other document accompanying orders, requests or materials not provided in connection with this Agreement.
     18.12 No Third-Party Beneficiaries. The Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third-party.
     18.13 Counterparts; Facsimiles. This Agreement may be executed in any number of textually identical counterparts, each of which when so executed and delivered will be deemed an original, and such textually identical counterparts together will constitute one and the same instrument. Each Party will receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties will each deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

     IN WITNESS WHEREOF, the Parties to this Agreement by their duly authorized representatives have executed this Agreement as of the Effective Date.

YAHOO! INC. on behalf of Yahoo!			GOOGLE INC. on behalf of Google

By:	/s/ Jerry Yang		By:	/s/ Eric Schmidt

	Name: Title:	Jerry Yang Chief Executive Officer		Name: Title:	Eric Schmidt Chief Executive Officer